Exhibit 10.1

SUPPLEMENTAL AGREEMENT
DATED 6 NOVEMBER 2008

BETWEEN
BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD.
AS BORROWER
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.
AND
DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH
AS INITIAL LENDERS
SOCIÉTÉ DE PROMOTION ET PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE
AS NEW LENDER
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.
AS AGENT
relating to a Term Facility Agreement
dated 29 August 2008

Allen & Overy LLP, Shanghai office

THIS AGREEMENT is dated 6 November 2008
BETWEEN:
(1)	BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD., a limited liability company incorporated and existing under the laws of the PRC (as defined below) with registration number 130000400000845, having its registered office at No.3055, Fuxing Middle Road, National New & High-tech Industrial Development Zone, Baoding, PRC (the Borrower);

(2)	DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH (a financial institution incorporated and existing as a limited liability company under the laws of the Federal Republic of Germany (Reg. No. HRB 1005, AG Köln), having its registered office at Kämmergasse 22, 50676 Köln/Cologne, Federal Republic of Germany) and NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. (a company limited by shares incorporated and existing under the laws of The Netherlands having its registered office at Anna van Saksenlaan 71, 2593 HW The Hague, The Netherlands) (each an Initial Lender and together the Initial Lenders);

(3)	SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE, a French Société Anonyme, having its registered office at 5, rue Roland Barthes 75 598 PARIS Cedex 12, France (the New Lender); and

(4)	NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. as agent of the other Finance Parties (the Agent).
BACKGROUND
     This Agreement is supplemental to and amends a term facility agreement dated 29 August 2008 between the Borrower, the Initial Lenders and the Agent (the Facility Agreement).
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
(a)	In this Agreement:
Guarantee Supplemental Deed means the supplemental deed dated on or about the date of this Agreement between the Guarantor, the Initial Lenders, the New Lender and the Agent amending and restating the Guarantee.

Effective Date means the date on which the Agent delivers the notice contemplated by paragraph (b) of Clause 2 (Amendments).
(b)	Capitalised terms defined in the Facility Agreement as amended and restated by this Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

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1.2	Construction
The provisions of clause 1.2 (Construction) of the Facility Agreement apply to this Agreement as though they were set out in full in this Agreement, except that references to the Facility Agreement are to be construed as references to this Agreement.
2.	AMENDMENTS
(a)	Subject as set out below, the Facility Agreement will be amended from the Effective Date so that it reads as if it were restated in the form set out in Schedule 2 (Restated Facility Agreement).

(b)	The Facility Agreement will not be amended by this Agreement unless the Agent notifies the Borrower and the Lenders that it has received all of the documents set out in Schedule 1 (Conditions precedent documents) in form and substance satisfactory to the Agent, acting reasonably. The Agent must give this notification as soon as reasonably practicable.

(c)	If the Agent fails to give the notification under paragraph (b) above, the Facility Agreement will not be amended in the manner contemplated by this Agreement.
3.	NEW LENDER’S PARTICIPATION
(a)	Notwithstanding the provisions of clause 5.4 of the Facility Agreement, neither of the Initial Lenders will be obliged to make available any funds for any Loan requested after the date of this Agreement and the New Lender will, subject to the remaining provisions of the Facility Agreement, have the sole obligation to fund any such Loan.

(b)	If there is more than one Loan outstanding on any Payment Date falling after the date of this Agreement, all such Loans will be consolidated into, and treated as, a single Loan on and from the relevant Payment Date. Prior to such consolidation, only those Lenders that funded a Loan will be regarded as having a participation in that Loan.

(c)	Following any consolidation under paragraph (b) above, the proportionate share of a Lender’s participation in the Loan will be equal to the proportion that the aggregate amount advanced by that Lender under the Facility bears to the aggregate amount advanced by all the Lenders under the Facility.
4.	NEW LENDER’S UTILISATION MECHANICS
Notwithstanding the provisions of clause 5 and clause 27.1 of the Facility Agreement, in relation to any Loan requested after the date of this Agreement:
(a)	the Borrower will be required to deliver a duly completed Utilisation Request to the New Lender rather than the Agent, and the New Lender will, promptly upon receipt, provide a copy of that Utilisation Request to each of the other Lenders and the Agent; and

(b)	the New Lender will not be required to make payment of the amount to be borrowed to the Agent, but will make payment directly to the Borrower.

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5.	FEES
(a)	The Borrower must within 10 Business Days of this Agreement but in any event prior to the first Utilisation occurring after the date of this Agreement, pay to the New Lender (for the account of the New Lender), a front-end fee of USD335,000.

(b)	The commitment fees referred to in clause 10.1 (Commitment fee) of the Facility Agreement as amended and restated by this Agreement will start to accrue and become payable to the New Lender on and from the date falling 10 Business Days after the date of this Agreement, notwithstanding that the Effective Date may not yet then have occurred, and are otherwise due and payable in accordance with clause 10.1 (Commitment fee) of the Facility Agreement.
6.	REPRESENTATIONS

6.1	Representations
The representations set out in this Clause are made by the Borrower on the date of this Agreement to each Finance Party.
6.2	Powers and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.
6.3	Legal validity
Subject to any general principles of law limiting its obligations and specifically referred to in any legal opinion delivered under Schedule 1 (Conditions precedent documents), this Agreement constitutes its legally binding, valid and enforceable obligation.
6.4	Non-conflict
The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets, where, in the case of paragraph (c) above, such conflict does not, and would not be reasonably expected to have, a Material Adverse Effect, and, in the case of paragraph (a) above, such conflict does not, and would not be reasonably expected to have, an adverse effect.

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6.5	Authorisations
All Authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, this Agreement have been obtained or effected (as appropriate) and are in full force and effect (except for the registration of this Agreement with SAFE, which registration will be effected after the date of this Agreement in accordance with Clause 12 (SAFE registration)).
6.6	Facility Agreement
The Borrower confirms to each Finance Party that on the date of this Agreement and on the Effective Date, the Repeating Representations:
(a)	are true; and

(b)	would also be true if references to the Facility Agreement are construed as references to the Facility Agreement as amended and restated by this Agreement.
In each case, each Repeating Representation is applied to the circumstances then existing and in the case of the confirmation made on the date of this Agreement, as if the Effective Date had occurred.
7.	CONSENTS
The Borrower agrees to the amendment and restatement of the Facility Agreement as contemplated by this Agreement.
8.	MISCELLANEOUS
(a)	Each of this Agreement, the Facility Agreement, as amended and restated by this Agreement, the Guarantee Supplemental Deed and the Guarantee, as amended and restated by the Guarantee Supplemental Deed, is a Finance Document.

(b)	Subject to the terms of this Agreement, the Facility Agreement will remain in full force and effect and, from the Effective Date, the Facility Agreement and this Agreement will be read and construed as one document.
9.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
10.	ARBITRATION
10.1	Arbitration
Subject to Clause 10.4 (Agent’s option), any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be referred to and finally resolved by the China International Economic and Trade Arbitration Commission

(“CIETAC”) which shall be conducted in accordance with CIETAC’s arbitration rules in effect at the time of applying for arbitration.
10.2	Procedure for arbitration
The arbitral tribunal shall consist of one arbitrator. The seat of arbitration shall be Shanghai or Beijing and the language of the arbitration shall be English.
10.3	Recourse to courts
Save as provided in Clause10.4 (Agent’s option), the parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

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10.4	Agent’s option
Before an arbitrator has been appointed to determine a Dispute, the Agent may by notice in writing to all other parties to this Agreement require that all Disputes or a specific Dispute be heard by a court of law. If the Agent gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 11 (Enforcement and jurisdiction).
11.	ENFORCEMENT AND JURISDICTION
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 11 (Enforcement and jurisdiction)is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
12.	SAFE REGISTRATION
(a)	The Borrower shall effect the foreign debt registration of this Agreement with SAFE within 15 days from the date of this Agreement and promptly thereafter deliver to the Agent a certified copy of the foreign debt registration certificate issued by SAFE.

(b)	To the extent so required by the applicable laws and regulations, the Borrower shall effect the foreign debt amendment registration of any amendment of this Agreement with SAFE within 15 days from the date of such amendment is made and promptly thereafter deliver to the Agent a certified copy of the updated foreign debt registration certificate issued by SAFE.
     This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
CONDITIONS PRECEDENT DOCUMENTS

1.	Borrower
(a)	A certificate of an authorised signatory of the Borrower confirming that the copies of the following documents previously delivered to the Agent are still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement (or, if any document previously delivered is not correct, complete or in full force and effect, a copy of the relevant document):
(i)	its current business license;

(ii)	its current certificate of approval;

(iii)	the approval letter(s) in respect of its establishment;

(iv)	its current articles of association;

(v)	its current joint venture contract;

(vi)	its current foreign exchange registration certificate;

(vii)	the capital verification report(s) evidencing that its registered capital has been paid in full; and

(viii)	a list of its current directors.
(b)	A copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above who executes this Agreement (or any other document entered into or delivered in connection therewith), together with certified copies of the ID cards and/or the passports of such authorised persons.
(d)	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing, or similar limit binding on the Borrower to be exceeded.
(e)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

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2.	Guarantor
(a)	A certificate of an authorised signatory of the Guarantor confirming that the copies of the following documents previously delivered to the Agent are still correct, complete and in full force and effect as at a date no earlier than the date of this Agreement (or, if any document previously delivered is not correct, complete or in full force and effect, a copy of the relevant document):
(i)	its Certificate of Incorporation;

(ii)	its current Memorandum and Articles of Association;

(iii)	its current Register of Members;

(iv)	its current Register of Directors;

(v)	its current Register of Charges;

(vi)	a Certificate of Good Standing; and

(vii)	a list of its current directors.
(b)	A copy of a resolution of the board of directors of the Guarantor:
(i)	approving the terms of, and the transactions contemplated by, the Guarantee Supplemental Deed and resolving that it execute the Guarantee Supplemental Deed;

(ii)	authorising a specified person or persons to execute the Guarantee Supplemental Deed on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Guarantee Supplemental Deed.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above who executes the Guarantee Supplemental Deed (or any other document entered into or delivered in connection therewith).
(d)	A certificate of the Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any limit binding on the Guarantor to be exceeded.
(e)	A certificate of an authorised signatory of the Guarantor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.	Legal opinions
(a)	A legal opinion of Allen & Overy LLP, legal advisers in England and Wales to the Lenders, in form and substance satisfactory to the Lenders.
(b)	A legal opinion of King & Wood, legal advisers in the PRC to the Lenders, in form and substance satisfactory to the Lenders.

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(c)	A legal opinion of Walkers Global, legal advisers in Cayman Islands to the Lenders, in form and substance satisfactory to the Lenders.

4.	An executed copy of each of this Agreement (including the amended and restated Facility Agreement) and the Guarantee Supplemental Deed (including the amended and restated Guarantee) in form and substance satisfactory to the Agent.

5.	Other documents and evidence
(a)	A certificate addressed to all the Original Lenders and the Agent signed by the director of human resources of the Borrower confirming that minimum wages (as laid down by PRC law) are guaranteed to all employees of the Borrower at all times.
(b)	A copy of the foreign debt registration certificate issued by SAFE in respect of this Agreement.
(c)	Evidence that amounts advanced under the Facility will be used for the purposes set out in Clause 3 (Purpose), comprising invoices not older than 4 months from the first Utilisation Date occurring after the date of this Agreement or purchase orders, in each case relating to the Expansion and, together, for an amount in excess of US$75,000,000.
(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 5 (Fees) of this Agreement and clause 15 (Costs and expenses) of the Facility Agreement have been paid or will be paid before the first Utilisation Date occurring after the date of this Agreement.
(e)	Evidence that the process agent referred to in clause 38.2 (Service of process) of the Facility Agreement has accepted its appointment in relation to this Agreement and the Guarantee Supplemental Deed.
(f)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement and the Guarantee Supplemental Deed or for the validity and enforceability of this Agreement and the Guarantee Supplemental Deed.

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SCHEDULE 2
RESTATED FACILITY AGREEMENT
BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD.
AS BORROWER
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.
DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH
AND
SOCIÉTÉ DE PROMOTION ET PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE
AS ORIGINAL LENDERS
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.
AS AGENT

TERM FACILITY AGREEMENT

DATED 29 August 2008
as amended and restated by a Supplemental Agreement dated 6 November 2008
ALLEN & OVERY LLP
SHANGHAI

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BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD.
AS BORROWER
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN
N.V.
DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH
AND
SOCIÉTÉ DE PROMOTION ET PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE
AS ORIGINAL LENDERS
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN
N.V.
AS AGENT

TERM FACILITY AGREEMENT

DATED 29 August 2008
as amended and restated by a Supplemental Agreement dated 6 November 2008

THIS AGREEMENT is dated 29 August 2008, as amended and restated on 6 November 2008 and made between:
(1)	BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD. (the “Borrower”), a limited liability company incorporated and existing under the laws of the PRC (as defined below) with registration number 130000400000845 and having its registered office at No.3055, Fuxing Middle Road, National New & High-tech Industrial Development Zone, Baoding, PRC;
(2)	DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH (“DEG”) (a financial institution incorporated and existing as a limited liability company under the laws of the Federal Republic of Germany (Reg. No. HRB 1005, AG Köln), having its registered office at Kämmergasse 22, 50676 Köln/Cologne, Federal Republic of Germany), NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. (“FMO”) (a company limited by shares incorporated and existing under the laws of The Netherlands having its registered office at Anna van Saksenlaan 71, 2593 HW The Hague, The Netherlands) and SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE (“PROPARCO”) (a French Société Anonyme, having its registered office at 5, rue Roland Barthes 75 598 PARIS Cedex 12, France) (each an “Original Lender” and together the “Original Lenders”); and
(3)	NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. as agent of the other Finance Parties (the “Agent”).
RECITALS
(A)	FMO, DEG and PROPARCO are all development finance institutions providing financing solutions for private companies in developing countries.
(B)	At the Borrower’s request the Lenders intend to participate in the financing of the expansion of capacity at an existing production facility of the Borrower by means of providing a loan facility of USD 75,000,000 to the Borrower under the terms of this Agreement.
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“AFD Group” means AFD and its Affiliates.

“Agence Française de Développement” or “AFD” means the public corporation Agence Française de Développement, a public entity having its registered office at 5 rue Roland Barthes, 75598, Paris, cedex 12, registered in the Registre du Commerce de Paris under number 775 665 599.

“Auditors” means KPMG or such other firm of auditors acceptable to the Agent.

“Authorisation” means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation or registration, including (but without limitation) any Environmental Permit.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 6 Months after the date of this Agreement.

“Available Commitment” means a Lender’s Commitment minus:
(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.
“Basic Terms and Conditions of Employment” means the requirements as applicable to the Borrower in the fields of wage, working hours, labour contracts and occupational health & safety issues, stemming from ILO conventions 26 and 131 (on Remuneration), 1 (on Working Hours) and 155 (on Health & Safety).
“Break Costs” means the amount (if any) by which:
(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and London.
“Cancellation Fee” means the cancellation fee payable by the Borrower calculated at the rate of 2% of the aggregate amount of the Loan or Total Commitments cancelled pursuant to Clause 5.5 (Cancellation) or Clause 7 (Prepayment and cancellation).
“Commitment” means:
(a)	in relation to FMO USD 25,000,000;

(b)	in relation to DEG USD 25,000,000;

(c)	in relation to PROPARCO USD 25,000,000; and

(d)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
“Compliance Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Compliance Certificate) or any other certificate in form and substance satisfactory to the Agent.

“Core Labour Standards” means the requirements as applicable to the Group in the fields of child and forced labour, discrimination and freedom of association and collective bargaining, stemming from the ILO Declaration on Fundamental Principles and Rights at Work, adopted in 1998 covering: (a) freedom of association and the right to collective bargaining; (b) the elimination of forced and compulsory labour; (c) the abolition of child labour; and (d) the elimination of discrimination in the workplace.
“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Environmental Law” means any law, rule or regulation (including international treaty obligations) applicable in any jurisdiction concerning environmental matters and natural resource management which are binding on any member of the Group.
“Environmental Permits” means any permit, license, consent, approval and other authorisation and the filing of any notification report or assessment required under any Environmental Law for the operation of the business of the Borrower or any other member of the Group conducted on or from the properties owned or used by the Group.
“Environmental and Social Action Plan” means the environmental and social action plan, defining actions, budgets and a timeframe for the measures required to remedy the known non-compliances with the Environmental and Social Requirements and for any other measure agreed upon between the Borrower, the Guarantor and the Agent, as attached in Schedule 7 (Environmental and Social Action Plan).
“Environmental and Social Claim” means any claim or proceeding by a person in respect of an Environmental Law and Social Law, and/or an environmental and/or social agreement between the Borrower and another person or party.
“Environmental and Social Monitoring Report” means an environmental and social monitoring report in the form set out in Schedule 8 (Form of Environmental and Social Monitoring Report).
“Environmental and Social Requirements” means Environmental Law, Social Law and IFC Performance Standards.
“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).
“Expansion” means the capacity expansion of the Borrower’s existing plant as described in Clause 3 (Purpose).
“Extraordinary Commercial Costs” means, as applicable, any commission not referred to in the Finance Documents or which does not result from an independent and valid agreement referring to such Finance Documents, any commission which does not cover an actual and legitimate service provided, any commission paid in a tax haven, any commission paid to a beneficiary which is not clearly identified or to a company which could be considered as a sham company or which is set up to disguise the ultimate beneficiary.
“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Facility Office” means the office(s) notified by a Lender to the Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform its obligations under this Agreement.
“Finance Document” means this Agreement, the Guarantee and any other document designated as such by the Agent and the Borrower.
“Finance Party” means the Agent or a Lender.
“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares which are redeemable before the Termination Date;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.
“Financial Quarter” means the financial quarters of the Borrower commencing on 1 January, 1 April, 1 July and 1 October of each year.
“Financial Year” means the financial year of the Borrower commencing on 1 January and ending on 31 December of each year.
“Group” means the Borrower and its Subsidiaries from time to time.

“Guarantee” means a guarantee between the Guarantor, FMO, DEG and the Agent dated on or about the date of this Agreement, as amended by a supplemental deed between the Guarantor, the Original Lenders and the Agent dated on or about 6 November 2008.
“Guarantor” means Yingli Green Energy Holding Company Limited, an exempted company incorporated and existing under the laws of the Cayman Islands (Reg. No.: 172074) and with its American Depositary Shares listed on the New York Stock Exchange.
“Guarantor Original Financial Statements” means, as at the date of this Agreement, the most recent audited consolidated annual financial statements of the Guarantor prepared in accordance with US GAAP.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“IFC” means the International Finance Corporation, an international organization established by Articles of Agreement among its member countries.
“IFC Performance Standards” means the IFC Performance Standards on Social and Environmental Sustainability (including the technical reference documents known as IFC’s Environmental, Health, and Safety Guidelines) promulgated on the IFC website (http://www.ifc.org/ifcext/enviro.nsf/Content) from time to time.
“Interest Period” means, in relation to a Loan, the period from and including the Utilisation Date in respect of that Loan until the last day before the next Payment Date and each period of 6 Months thereafter, commencing on a Payment Date and ending on the last day immediately before the next Payment Date and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest) provided that an Interest Period shall not extend beyond the Termination Date or a Payment Date.
“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.
“KfW Group” means the group consisting of KfW, DEG and additional members which are from time to time listed under the website www.kfw.de.
“Lender” means
(a)	each of the Original Lenders; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 22 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to the nearest five decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the Relevant Interbank Market, as of 11.00 am, London time on the Quotation Day for the offering of deposits in and for a period (the “Reference Period”) comparable to the Interest Period for that Loan. The Reference Period will be (i) one (1) month if the relevant Interest Period is shorter than sixty (60) days; (ii) three (3) months if the Interest Period falls within sixty (60) and one hundred and thirty five (135) days; and (iii) six (6) months otherwise.
“LIBOR Banking Day” means each day on which banks are open for business in London.
“Loan” means a loan made or to be made under the Facility or the principal amount which has been drawn and which is outstanding for the time being of that loan.
“Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 50 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 50 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 50 per cent. of all the Loans then outstanding.
“Mandatory Cost” has the meaning given to it in Schedule 5 (Mandatory Cost Formulae).
“Margin” means in relation to any Loan, 3 per cent. per annum.
“Material Adverse Effect” means a material adverse effect on:
(a)	the business, operations, property or financial condition of the Guarantor or the Group taken as a whole;

(b)	the ability of the Borrower or the Guarantor to perform its respective obligations under the Finance Documents to which it is a party; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Lender under the Finance Documents.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.
“Original Financial Statements” means, as at the date of this Agreement, the most recent audited consolidated annual financial statements of the Borrower prepared in accordance with PRC GAAP.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Party” means a party to this Agreement.
“Payment Date” means 15 March and 15 September of each year (ending on the Termination Date) and the Termination Date, but if any of those dates is not a Business Day, then that Payment Date shall be deemed to be the immediately succeeding Business Day.
“PRC” means the People’s Republic of China, which for the purpose of this Agreement only, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.
“PRC GAAP” means generally accepted accounting principles in the PRC.
“Prepayment Fee” means in relation to a prepayment under a Loan, a fee calculated at a rate of:
(a)	(where the prepayment occurs before the second anniversary of the date of this Agreement) 2 per cent.;

(b)	(where the prepayment occurs on or after the second anniversary but before the fourth anniversary of the date of this Agreement) 1 per cent.; or

(c)	(where the prepayment occurs on or after the fourth anniversary of the date of this Agreement) 0 per cent, of the aggregate amount of the Loans that are prepaid by the Borrower pursuant to Clause 7 (Prepayment and cancellation).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two LIBOR Banking Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Reference Banks” means three leading commercial banks active in the Relevant Interbank Market selected by the Agent in consultation with the Borrower.
“Relevant Interbank Market” means the London interbank market.
“Repayment Instalment” means each instalment for repayment of the Loans referred to in Clause 6.1 (Repayment of Loans).
“Repeating Representations” means each of the representations set out in Clause 16 (Representations) (other than the representations in Clauses 16.7 (Deduction of Tax), 16.8 (No filing or stamp taxes), 16.15.1 or 16.21 (No improper illegal payments)).
“SAFE” means the State Administration of Foreign Exchange of the PRC or its local counterpart.
“Screen Rate” means in relation to LIBOR the percentage rate determined by the British Banker’s Association for a relevant period as specified by the Agent, displayed on the appropriate page of the

Reuters screen (being Reuters’ LIBOR 01 page at 11:00 am, London Time) rounded upwards to the nearest 5 decimal places. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.
“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Social Law” means any law, rule or regulation (including international treaty obligations) applicable in any jurisdiction and with which any member of the Group is required to comply concerning (a) labour, (b) social security, (c) the regulation of industrial relations (between government, employers and employees), (d) the protection of occupational as well as public health and safety, (e) the regulation of public participation, (f) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (g) the protection and empowerment of indigenous peoples or ethnic groups, (h) the protection, restoration and promotion of cultural heritage and (i) all other laws, rules and regulations providing for the protection of employees and citizens.
“Subsidiary” means in relation to any company or corporation, any person:
(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital or equity interest of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Termination Date” means 15 September 2013.
“Total Commitments” means the aggregate of the Commitments being USD 75,000,000 at the date of this Agreement.
“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“US GAAP” means generally accepted accounting principles in the United States of America.
“Utilisation” means a utilisation of the Facility.
“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.
“Utilisation Request” means a notice substantially in the form set out in Schedule 2 (Utilisation Request).
“VAT” means value added tax and any other tax of a similar nature in any relevant country.

1.2	Construction
1.2.1	Unless a contrary indication appears any reference in this Agreement to:
(a)	the “Agent”, any “Lender”, or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)	“assets” includes present and future properties, revenues and rights of every description;

(c)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(f)	a Party being required to act “promptly” means, without prejudice to the obligation to act promptly, that the relevant Party must act, in any event, within 30 Business Days of the relevant event, occurrence or other circumstance requiring prompt action;

(g)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(h)	a provision of law is a reference to that provision as amended or re-enacted; and

(i)	a time of day is a reference to Amsterdam time.
1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived. An Event of Default is “continuing” if it has not been waived.
1.3	Currency Symbols and Definitions “USD” and “dollars” denote lawful currency of the United States of America.

1.4	Third party rights A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

2.	THE FACILITY

2.1	The Facility Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations
2.2.1	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facility solely for the purpose of expanding the capacity of the Borrower’s existing plant located in Baoding, PRC, from 200 MW to 400 MW, in accordance with the Borrower’s business and investment plans.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received in a sufficient number of copies for all Lenders all of the documents and other evidence listed in Schedule 1 (Conditions precedent) in form and substance reasonably satisfactory to the Lenders. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
4.2.1	no Default is continuing or would result from the proposed Loan; and

4.2.2	the Repeating Representations to be made by the Borrower are true in all material respects.
4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, six or more Loans would be outstanding.
5.	UTILISATION
5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10 Business Days before the proposed Utilisation Date.
5.2	Completion of a Utilisation Request
5.2.1	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(c)	it specifies that each condition described in Clause 4 (Conditions of Utilisation) has been complied with.
5.2.2	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
5.3.1	The currency specified in a Utilisation Request must be dollars.

5.3.2	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of USD 10,000,000 or if less, the Available Facility.
5.4	Lenders’ participation
5.4.1	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date.

5.4.2	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.4.3	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case on the second Business Day following its receipt of the Utilisation Request.
5.5	Cancellation
5.5.1	Any amount of the Total Commitment which has not been utilised by the Borrower at the end of the Availability Period shall be cancelled.

5.5.2	Any cancellation pursuant to Clause 5.5.1 shall be subject to the Cancellation Fee.

5.5.3	No amount of the Total Commitment cancelled pursuant to Clause 5.5.1 may be subsequently reinstated.
6.	REPAYMENT

6.1	Repayment of Loans
6.1.1	The Borrower shall repay the Loans made to it in instalments by repaying on each of the Payment Dates set out below, the amount set out opposite each such Payment Date below:

Payment Date	Repayment Instalment (USD)
15 March 2010	9,375,000
15 September 2010	9,375,000
15 March 2011	9,375,000
15 September 2011	9,375,000
15 March 2012	9,375,000

Payment Date	Repayment Instalment (USD)
15 September 2012	9,375,000
15 March 2013	9,375,000
15 September 2013	9,375,000
6.1.2	Amounts undisbursed at the last day of the Availability Period shall reduce the Repayment Instalments in inverse chronological order.
6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.
7.	PREPAYMENT AND CANCELLATION
7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
7.1.1	that Lender shall promptly notify the Agent upon becoming aware of that event;

7.1.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.1.3	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the first Payment Date occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Change of control
7.2.1	If the Guarantor ceases to control the Borrower:
(a)	the Borrower shall promptly notify the Agent upon becoming aware of that event;

(b)	a Lender shall not be obliged to fund a Utilisation;

(c)	if a Lender so requires and notifies the Agent within 30 Business Days of the Borrower so notifying the Agent of such event, the Agent shall, by not less than 10 Business Days notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.
7.2.2	For the purpose of Clause 7.2.1 above “control” means:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Borrower; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(iii)	give directions with respect to the operating and financial policies of the Borrower which the directors or other equivalent officers of the Borrower are obliged to comply with; or
(b)	the holding of more than one-half of the equity interest of the Borrower (excluding any part of that equity interest that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
7.3	Material adverse change

Notwithstanding any other provision of this Agreement, if prior to the first Utilisation Date, there occurs a material adverse change in the financial condition of the Borrower and/or the Guarantor, which would result in the making of any Loan by any Lender under the terms and conditions set forth in this Agreement being inconsistent with the banking practices of prudent, international development finance institutions:
7.3.1	that Lender shall promptly notify the Agent upon becoming aware of that change;

7.3.2	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

7.3.3	the Parties shall negotiate in good faith to amend the Finance Documents to mitigate, to the Lenders’ reasonable satisfaction, the effect of such material adverse change.
7.4	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 15 days Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of the Available Facility. Any cancellation under this Clause 7.4 shall reduce the Commitments of the Lenders rateably.

7.5	Voluntary prepayment of Loans
7.5.1	The Borrower may, if it gives the Agent not less than 15 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan only on a Payment Date (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD 9,375,000).

7.5.2	In the event that the Borrower prepays any part of the Loan in accordance with this Clause 7.5 it shall on the date of such prepayment, pay the Prepayment Fee.

7.5.3	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

7.5.4	Any prepayment under this Clause 7.5 shall reduce the Repayment Instalments in inverse chronological order.
7.6	Restrictions
7.6.1	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.6.2	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and shall be subject to any Break Costs (unless paid on the last day of an Interest Period) and the Prepayment Fee.

7.6.3	Any cancellation pursuant to this Agreement (whether pursuant to Clause 5.5 (Cancellation), Clause 7 or otherwise) shall be subject to the Cancellation Fee.

7.6.4	The Borrower may not reborrow any part of the Facility which is prepaid.

7.6.5	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.6.6	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

7.6.7	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.
8.	INTEREST
8.1	LIBOR basis

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
8.1.1	Margin; and

8.1.2	LIBOR.
8.2	Notification of rates of interest

The Agent shall promptly notify each Party (in writing) of the determination of a rate of interest under this Agreement.
8.3	Payment of interest

The Borrower shall pay accrued interest on each Loan on each Payment Date.

8.4	Default interest
8.4.1	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Agent.

8.4.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.
8.4.3	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
8.5	If applicable, each Lender may charge to the Borrower in addition to the interest determined under Clause 8.1 (LIBOR basis), its Mandatory Costs as determined in accordance with Schedule 5 (Mandatory Cost Formulae).
9.	CHANGES TO THE CALCULATION OF INTEREST
9.1	Absence of quotations

Subject to Clause 9.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 am London time, on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.
9.2	Market disruption
9.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:
(a)	the Margin;

(b)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Costs as determined in accordance with Schedule 5 (Mandatory Cost Formulae), if any, applicable to that Lender’s participation in the Loan.
9.2.2	In this Agreement “Market Disruption Event” means:
(a)	at or about noon (London time) on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
9.3	Alternative basis of interest or funding
9.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

9.3.2	Any alternative basis agreed pursuant to Clause 9.3.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
9.4	Break Costs
9.4.1	The Borrower shall, within three Business Days of demand by a Lender, pay to that Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

9.4.2	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
10.	FEES
10.1	Commitment fee
10.1.1	The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 0.5% per annum on that Lender’s Available Commitment for the Availability Period.

10.1.2	The commitment fee shall start to accrue on the date falling 10 Business Days after the date of this Agreement, and the accrued commitment fee is payable on each Payment Date during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
10.2	Front-end Fee

The Borrower shall pay to the Agent (for account of FMO and DEG) a front-end fee of USD 650,000, payable within 10 Business Days of the date of this Agreement but in any event prior to the first Utilisation.

10.3	Monitoring Fee

The Borrower shall pay to the Agent (for account of each Original Lender only and only for as long as it remains a Lender) a monitoring fee in the amount of USD 25,000, payable annually on the first Payment Date of each year.

11.	TAX GROSS UP AND INDEMNITIES
11.1	Definitions
11.1.1	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Lender under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

11.1.2	Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.
11.2	Tax gross-up
11.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

11.2.2	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

11.2.3	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2.4	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

11.2.5	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to the Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
11.3	Tax indemnity
11.3.1	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

11.3.2	Clause 11.3.1 above shall not apply:
(a)	with respect to any Tax assessed on a Finance Party:
(i)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.2 (Tax gross-up).
11.3.3	A Protected Party making, or intending to make a claim under Clause 11.3.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower. A Protected Party shall, on receiving a payment from an Borrower under this Clause 11.3, notify the Agent.
11.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:
11.4.1	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

11.4.2	that Finance Party has obtained, utilised and retained that Tax Credit, that Finance Party must pay an amount to the Borrower which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Borrower.
11.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.6	Value added tax
11.6.1	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

11.6.2	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.
12.	INCREASED COSTS
12.1	Increased costs
12.1.1	Subject to Clause 12.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation, in either case made after the date of this Agreement.

12.1.2	In this Agreement “Increased Costs” means:
(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
12.2	Increased cost claims
12.2.1	A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

12.2.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
12.3	Exceptions
12.3.1	Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(c)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 11.3.2 applied);

(d)	compensated for by the payment of the Mandatory Costs as determined in accordance with Schedule 5 (Mandatory Cost Formulae); or

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
12.3.2	In this Clause 12.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Definitions).
13.	OTHER INDEMNITIES
13.1	Currency indemnity
13.1.1	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the

“First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against the Borrower;

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
13.1.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
13.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
13.2.1	the occurrence of any Event of Default;

13.2.2	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

13.2.3	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

13.2.4	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.
13.3	Indemnity to the Agent

The Borrower shall, within three Business Days of demand, indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
13.3.1	investigating any event which it reasonably believes is a Default; or

13.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
14.	MITIGATION BY THE LENDERS
14.1	Mitigation
14.1.1	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax Gross up and Indemnities), Clause 12 (Increased costs) or paragraph 3 of Schedule 5 (Mandatory Cost

Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
14.1.2	Clause 14.1.1 above does not in any way limit the obligations of the Borrower under the Finance Documents.
14.2	Limitation of liability
14.2.1	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

14.2.2	A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
15.	COSTS AND EXPENSES
15.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees, fees for any external environmental or other expert assessment and any travel expenses) reasonably incurred by any of the Lenders in connection with the negotiation, preparation, printing, execution and registration (and any related filing of registration documents) of this Agreement and any other documents referred to in this Agreement and any other Finance Documents executed after the date of this Agreement and the completion of the transaction herein or therein contemplated.
15.2	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Costs for environmental and social monitoring

The Borrower shall, within five Business Days of demand, pay to the Agent, or any relevant professional adviser, consultant or expert appointed by the Agent, the amount of all reasonable costs and expenses (including any travel expenses) incurred by the Agent or relevant professional adviser, consultant or expert appointed by the Agent in connection with the environmental and social monitoring or any visit or investigation required under Clause 19.6 (Environmental and Social Monitoring); provided that, in the case of the visits contemplated by Clause 19.6.1, the costs and expenses of any professional adviser, consultant or expert appointed by the Finance Parties for which the Borrower will be liable will be limited to the amount set out in the Environmental and Social Action Plan.

16.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 16 to each Finance Party on the date of this Agreement.

16.1	Status
16.1.1	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

16.1.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
16.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

16.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:
16.3.1	any law or regulation applicable to it;

16.3.2	its or any of its Subsidiaries’ constitutional documents; or

16.3.3	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets, where, in the case of Clause 16.3.3, such conflict does not have and would not be reasonably expected to have a Material Adverse Effect and, in the case of Clause 16.3.1, such conflict does not, and would not be reasonably expected to have, an adverse effect.
16.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

16.5	Validity and admissibility in evidence

All Authorisations required:
16.5.1	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

16.5.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect (except for the registration of this Agreement with SAFE, which registration will be effected after the date of this Agreement in accordance with Clause 39.1 (SAFE registration)).
16.6	Governing law and enforcement
16.6.1	Save to the extent specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

16.6.2	Save to the extent specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), any arbitration award obtained in the PRC in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.
16.7	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

16.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for:
16.8.1	stamp duty payable in respect of the execution of this Agreement at a rate of 0.005% on the amount of the Facility; and

16.8.2	the registration of this Agreement (including any amendments thereto, if applicable) with SAFE in accordance with Clause 39.1 (SAFE registration).
16.9	No default
16.9.1	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.
16.9.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might reasonably be expected to have a Material Adverse Effect.
16.10	Financial statements
16.10.1	Its Original Financial Statements were prepared in accordance with PRC GAAP consistently applied.

16.10.2	Its Original Financial Statements fairly represent the financial condition and operations of the Borrower and the Group during the relevant Financial Year.

16.10.3	There has been no material adverse change in its business or financial condition of the Borrower or the Group since the date of the Original Financial Statements.
16.11	No misleading information

All written factual information supplied by the Borrower or any other member of the Group was true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

16.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

16.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency or governmental, regulatory or other investigations, proceedings or disputes which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

16.14	Environmental and social compliance

Each member of the Group has performed and observed in all material respects all Social Law, Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity, where in each case failure to do so might reasonably be expected to have a Material Adverse Effect.

16.15	Environmental and social claims
16.15.1	As at the date of this Agreement, no Environmental and Social Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group.

16.15.2	After the date of this Agreement, no material Environmental and Social Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group which is likely to be adversely determined and, if adversely determined, would be likely to have a Material Adverse Effect, in each case, in the reasonable opinion of the Majority Lenders.
16.16	Taxation
16.16.1	Each member of the Group has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (a) payment is being contested in good faith, (b) it has maintained adequate reserves for those Taxes and (c) payment can be lawfully withheld).

16.16.2	No member of the Group is materially overdue in the filing of any Tax returns.

16.16.3	No claims are being or are reasonably likely to be asserted against any member of the Group with respect to Taxes other than in respect of any Taxes the payment of which is being contested, subject to the requirements of Clause 16.16.1.
16.17	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

16.18	Good Title to Assets

Each member of the Group has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted except where failure to have such title, leases, licenses or Authorisations does not have or is not reasonably likely to have a Material Adverse Effect.

16.19	Legal and beneficial ownership

Each member of the Group is the absolute legal and beneficial owner of all assets necessary for the conduct of its business (other than those are leased by or licensed to such member of the Group where such leases and licences are consistent with leases and licences entered into in the ordinary course of business of companies or undertakings comparable to those of the Borrower), each of which is free of any Security (other than Security permitted under this Agreement) except where failure to own such assets does not have or is not reasonably likely to have a Material Adverse Effect.
16.20	Compliance with laws

No member of the Group has violated nor breached any law to which it may be subject, which has resulted in or could reasonably be expected to have, a Material Adverse Effect.

16.21	No improper illegal payments

To the best of its knowledge and belief, none of the improper or illegal acts mentioned in Clause 19.11 (No illegal or improper payments) has occurred prior to the date of this Agreement.

16.22	Corporate governance

Each member of the Group has performed and observed in all material respects all the requirements set out in Schedule 6 (Corporate Governance Guidelines).

16.23	Extraordinary Commercial Costs

The negotiation, signing and execution of the Finance Documents have not given and will not give rise to any Extraordinary Commercial Costs.

16.24	No illicit origin

The share capital of each member of the Group is not of illicit origin with regards to French law or the law of the jurisdiction of incorporation of the relevant member of the Group and, in particular, but without limitation, is not related in any way to drug trafficking, fraud related to the financial interests of the European Union, corruption, organized crime or terrorism.

16.25	Arms length basis

No member of the Group has entered into or continued business relations with its shareholders, employees and associated companies (including, for the avoidance of doubt, any other member of the Group) except on proper commercial terms negotiated at arms’ length.

16.26	Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and on each Payment Date.

17.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 17 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

17.1	Financial statements

The Borrower shall supply to the Agent in the English language (and in sufficient copies for all the Lenders if so requested by the Agent):
17.1.1	as soon as the same become available, but in any event within 180 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year; and

17.1.2	as soon as the same become available, but in any event within 60 days after the end of each Financial Quarters, its consolidated financial statements for that Financial Quarter.

17.2	Compliance Certificate
17.2.1	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 17.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 18 (Financial Covenants) as at the date as at which those financial statements were drawn up.

17.2.2	Each Compliance Certificate shall be signed by a director of the Borrower.
17.3	Requirements as to financial statements
17.3.1	Each set of financial statements delivered by the Borrower pursuant to Clause 17.1.2 shall be certified by a director of the Borrower as fairly representing its consolidated financial condition as at the date as at which those financial statements were drawn up.

17.3.2	The Borrower shall procure that each set of its financial statements delivered pursuant to Clause 17.1 (Financial statements) is prepared using US GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of the Guarantor Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in US GAAP, or the accounting practices or reference periods and its Auditor delivers to the Agent:
(a)	a description of any change necessary for those financial statements to reflect the US GAAP, accounting practices and reference periods upon which the Guarantor Original Financial Statements were prepared; and

(b)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 18 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Guarantor Original Financial Statements were prepared.
17.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests):
17.4.1	all documents dispatched by any member of the Group to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

17.4.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, reasonably be expected to have a Material Adverse Effect;

17.4.3	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Lender (through the Agent) may reasonably request;

17.4.4	promptly upon becoming aware of it, any such information which may give rise to any suspicion regarding the illicit origin, with regard to French law or local law, of funds used in the acquisition of any of its share capital or of the share capital of any of its Subsidiaries or sums invested in any of its Subsidiaries, and, in particular but without limitation, if they could related to drug trafficking, fraud related to the financial interests of the European Union, corruption, organised crime or terrorism;

17.4.5	as soon as it is available, but in any event no later than 30 June 2009, a copy of the intercompany transfer price policy of the Guarantor and its Subsidiaries (including the Group);

17.4.6	as soon as it is available, a copy of any amended or new transfer price policy of the Guarantor and its Subsidiaries (including the Group);

17.4.7	promptly, copies of all amendments to its constitutional documents which any applicable law stipulates must be published; and

17.4.8	promptly, notification of the occurrence of:
(a)	a change in ownership relating to 5% or more of the share capital of the Borrower;

(b)	Mr. Liansheng Miao, PRC Passport Number G14218477 (“Mr Miao”) ceasing to be the largest shareholder of the Guarantor, directly or indirectly through intermediate holding entities; and/or

(c)	Mr Miao ceasing to be the chief executive officer of the Guarantor or the Borrower or the individual with the highest executive authority on the board of directors (or equivalent decision-making body) of the Guarantor or the Borrower.
17.5	Notification of default
17.5.1	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

17.5.2	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
17.6	Environmental and social monitoring reporting

The Borrower shall supply to the Agent, as soon as the same become available, but in any event no later than the date on which it is required to deliver its audited consolidated annual financial statements in accordance with Clause 17.1 (Financial statements), an annual Environmental and Social Monitoring Report in respect of the preceding calendar year.

17.7	Notification of incidents and accidents

The Borrower shall supply to the Agent, promptly, but in any event within 10 days of the occurrence of any of the events set out in this Clause 17.7:
17.7.1	details of (a) any accident (including without limitation any explosion, spill or workplace accident which results in death, serious or multiple injuries or material environmental contamination) or (b) any incident of a social nature (including without limitation any violent labour unrest or dispute with local communities), occurring on or nearby any site, plant, equipment or facility of any member of the Group, which in the case of (a) or (b) has or is reasonably likely to have a Material Adverse Effect or which has a material negative impact on the environment, the health, safety and security situation, together with, in each case, a specification of the nature of the incident or accident and the on-site and off-site effects of such events; and
17.7.2	details of any action the Borrower proposes to take in order to remedy the effects of these events, and shall keep the Agent informed about any progress in respect of such remedial action.
17.8	Environmental and Social Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:
17.8.1	if any Environmental and Social Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group; or

17.8.2	any facts or circumstances which will or are reasonably likely to result in any Environmental and Social Claim being commenced or threatened against any member of the Group.
17.9	Completion date report

The Borrower shall supply to the Agent in sufficient copies for all the Lenders, not later than 31 January 2009, a completion certificate, signed by a director of the Borrower, confirming that the Expansion has been completed and that the funds borrowed under this Agreement have been utilised for the purposes set out in Clause 3 (Purpose) and specifying the manner in which those funds have been utilised.

18.	FINANCIAL COVENANTS

18.1	Definitions

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which in accordance with US GAAP is treated as capital expenditure and including the capital element of any expenditure or obligation incurred in connection with a finance or capital lease.

“Cash” means, at any time, cash at bank and credited to an account in the name of any member of the Group with a reputable financial institution and to which the relevant member of the Group is alone beneficially entitled and for so long as (a) that cash is repayable on demand; (b) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition; (c) there is no Security over that cash; and (d) such cash is freely and immediately available to be applied in repayment or prepayment of the Facility.

“Cash Equivalent Investments” means:
(a)	debt securities which are not convertible into any other form of security and having not more than three Months to final maturity;

(b)	debt securities which are not issued or guaranteed by any Affiliate of the Borrower and having not more than three Months to final maturity;

(c)	certificates of deposit issued by, and acceptances by, banking institutions authorised under the relevant legislation and having not more than three Months to final maturity; and

(d)	other securities (if any) approved in writing by the Agent at the request of the Borrower.
“Cashflow” means, in respect of any Relevant Period, EBITDA for that Relevant Period after:

adding back
(a)	any decrease in the amount of Working Capital;

(b)	any cash receipt in respect of any exceptional or extraordinary item;

(c)	any increase in provisions, other non-cash debits and other non-cash charges (which are not Current Assets or Current Liabilities) taken into account in establishing EBITDA;
and deducting
(d)	any amount of Capital Expenditure actually made by any member of the Group;

(e)	any increase in the amount of Working Capital;

(f)	any cash payment in respect of any exceptional or extraordinary item;

(g)	any amount actually paid or due and payable in respect of taxes on the profits of any member of the Group; and

(h)	any decrease in provisions and other non-cash credits which are not Current Assets or Current Liabilities taken into account in establishing EBITDA,

and so that no amount shall be included more than once.
“Current Assets” means the aggregate of inventory, trade and other receivables of each member of the Group including prepayments in relation to operating items and sundry debtors (but excluding Cash and Cash Equivalent Investments) maturing within twelve Months from the date of computation and excluding:
(a)	receivables in relation to Tax;

(b)	extraordinary items, exceptional items and other non-operating items;

(c)	insurance claims;

(d)	any intercompany loan claims of a member of the Group against any Subsidiary of the Guarantor that is not a member of the Group other than claims in respect of deferred consideration for the transfer of assets between such companies in the ordinary course of trade; and

(e)	any accrued interest owing to any member of the Group.
“Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals, Long-term Debt, provisions, prepayments and guarantees and performance or similar bond given by members of the Group for the obligations of other members of the Group or Subsidiaries of the Guarantor that are not members of the Group) of each member of the Group, in each case falling due within twelve Months from the date of computation but excluding:
(a)	liabilities for Debt;

(b)	liabilities for Tax;

(c)	extraordinary items, exceptional items and other non-operating items;

(d)	insurance claims; and

(e)	liabilities in relation to dividends declared but not paid by the Borrower.
“Current Ratio” means the result (as of the relevant date of calculation) obtained by dividing Current Assets by Current Liabilities.
“Debt” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:
(a)	moneys borrowed and debit balances with financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of business);

(g)	any amount raised by the issue of redeemable shares which are redeemable before the Termination Date;

(h)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above including, for the avoidance of doubt, liabilities under any performance or similar bond given by members of the Group for the obligations of other members of the Group or Subsidiaries of the Guarantor that are not members of the Group, but:
(a)	excluding any unsecured and subordinated obligations owed by any member of the Group; and
but:
(b)	including, in the case of finance leases, only the capitalised value therefore; and

(c)	deducting the aggregate amount of freely available Cash and Cash Equivalents Investments held by any member of the Group at such time,

and so that no amount shall be included or excluded more than once.
“Debt/EBITDA Ratio” means, in respect of any Relevant Period, the ratio of Debt of the Group on the last day of that Relevant Period to EBITDA for that Relevant Period.
“Debt/Equity Ratio” means in respect of any Relevant Period, the result obtained by dividing all outstanding Debt of the Group on the last day of that Relevant Period by its Equity as at the last day of that Relevant Period.
“Debt Service” means, in respect of any Relevant Period, the aggregate of:
(a)	Finance Charges;

(b)	the aggregate of all scheduled and mandatory payments of any Debt falling due but excluding:
(i)	any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of such facility;

(ii)	any such obligations owed to any member of the Group; and
(c)	the amount of the capital element of any payments in respect of that Relevant Period payable under any finance lease or capital lease entered into by any member of the Group, and so that no amount shall be included more than once.
“Debt Service Coverage Ratio” means, in respect of any Relevant Period, the ratio of Cashflow for that Relevant Period to Debt Service for that Relevant Period.
“EBITDA” means the profits of the Group from ordinary activities before taxation:
(a)	before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets;

(b)	before deducting Finance Charges;

(c)	before taking into account any accrued interest owing to any member of the Group;

(d)	before taking into account any items treated as exceptional or extraordinary items;

(e)	before taking into account any realised and unrealised exchange gains and losses including those arising on translation of currency debt;

(f)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset, in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation.
“Equity” means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Borrower and the aggregate amount of the reserves of the Borrower, including:
(a)	any amount credited to the share premium account;

(b)	any capital redemption reserve fund;

(c)	any net result of the profit and loss account of the Borrower for the Relevant Period;

(d)	any Revaluation Reserve arising from an independent certified appraisal of the Borrower’s fixed assets; and

(e)	any unsecured and subordinated shareholder loans,
but deducting:
(f)	(to the extent included) any amount shown in respect of goodwill (including goodwill arising only on consolidation) or other intangible assets of the Borrower;

(g)	(to the extent included) any amount set aside for taxation, deferred taxation or bad debts;

(h)	(to the extent included) any amounts arising from an upward revaluation of assets made at any time after 31 December 2007;

(i)	the aggregate amount of any intercompany loan claims of members of the Group against Subsidiaries of the Guarantor that are not members of the Group other than claims in respect of deferred consideration for the transfer of assets between such companies in the ordinary course of trade; and

(j)	any amount in respect of any dividend or distribution declared, recommended or made by the Borrower and to the extent such distribution is not provided for in the most recent financial statements, and so that no amount shall be included or excluded more than once.
“Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Debt whether paid or payable by any member of the Group in respect of that Relevant Period:
(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments; and

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement.
“Long-term Debt” means the aggregate of all Debt with a maturity of more than one year.
“Revaluation Reserve” means the reserve created by the revaluation of fixed assets as determined by an independent and certified appraisal effected in accordance with local and international accounting standards and certified by the Auditors.
“Relevant Period” means each period of twelve Months ending on the last day of each Financial Quarter.
“Working Capital” means on any date Current Assets less Current Liabilities.
18.2	Covenants
18.2.1	Debt/EBITDA Ratio

The Debt/EBITDA Ratio for any Relevant Period shall not:
(a)	at any time during 2008, exceed 3.0:1.0; and

(b)	at any time after 2008, exceed 2.5:1.0.
18.2.2	Debt/Equity Ratio

The Debt/Equity Ratio for any Relevant Period shall not at any time exceed 1.0.

18.2.3	Current Ratio

The Current Ratio in respect of any Relevant Period shall not be less than 1.5.

18.2.4	Debt Service Coverage Ratio

The Debt Service Coverage Ratio, in respect of any Relevant Period ending after 31 December 2008, shall not be less than 1.3:1.0.
19.	POSITIVE UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

The Borrower shall promptly:
19.1.1	obtain, comply with and do all that is necessary to maintain in full force and effect; and

19.1.2	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.
19.2	Conduct Undertakings

The Borrower shall (and shall ensure that each of its Subsidiaries will) conduct its business activities with due diligence and efficiency in accordance with generally accepted principles of care, prudence and commercial practice as well as in conformity with sound engineering and technical practices and standards.

19.3	Compliance with laws

The Borrower shall (and shall ensure that each of its Subsidiaries will) comply with:
19.3.1	all laws to which it may be subject where failure to do so has or is reasonably likely to (a) have a Material Adverse Effect; or (b) result in material reputational damage to the Borrower, the Group or the Lenders, as determined by the Majority Lenders, acting reasonably; and

19.3.2	all sector or equipment embargoes laid down by the United Nations, the European Union or the French Republic.
19.4	Insurance
19.4.1	The Borrower shall (and shall ensure that each of its Subsidiaries will):

(a)	maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business and any other insurances as may be required by law; and

(b)	ensure that all premiums, commission and any other amounts necessary for effecting and maintaining in force each insurance policy are paid on time.
19.4.2	After the occurrence of an Event of Default as a result of any damage to any of the Borrower’s immovable assets in excess of USD 20,000,000, but only for so long as that Event of Default is continuing, the Borrower may only apply the proceeds and amounts payable or paid to the Borrower in respect of any claim relating to such damage under the relevant insurance policy with the prior approval of the Lenders.

19.4.3	The Borrower shall provide to the Agent, promptly after receipt and in any event before 30 April each year, a copy of any insurance certificate or similar document issued by its insurance company or underwriter setting out the insurance policies that are currently maintained by the Borrower and confirming that the premia in respect of those policies have been paid.
19.5	Environmental and Social Compliance
19.5.1	The Borrower shall (and shall ensure that each of its Subsidiaries will) comply or, for those items addressed in the Environmental and Social Action Plan, become compliant with all applicable IFC Performance Standards and take all reasonable steps in anticipation of known or expected future changes to or obligations under the IFC Performance Standards.

19.5.2	The Borrower shall implement, in all material respects, all actions as provided in the Environmental and Social Action Plan within the time-frames mentioned therein.
19.6	Environmental and Social Monitoring

The Borrower shall (and shall ensure that each of its Subsidiaries will) permit the Finance Parties, employees of the Finance Parties and/or or any professional adviser, consultant or expert appointed by the Finance Parties:
19.6.1	at all reasonable times and on reasonable notice to carry out environmental and/or social monitoring visits, up to the maximum number of visits set out in the Environmental and Social Action Plan; and

19.6.2	to carry out environmental and/or social investigations and visits at all relevant premises of the Group if the Agent has received notification under Clauses17.7.1 or of any material Environmental or Social Claim under Clause 17.8 or reasonably believes that:
(a)	any of the incidents or accidents stipulated in Clause 17.7.1 has occurred or any material Environmental and Social Claim has been commenced against any member of the Group; or

(b)	the Borrower has failed to comply with its obligations under Clauses 19.5 (Environmental and Social Compliance) or 19.7 (Compliance with Environmental Law and Social Law).
19.7	Compliance with Environmental Law and Social Law

The Borrower shall (and shall ensure that each of its Subsidiaries will) comply with all Environmental Law and Social Law and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where, in each case, failure to do so has or is reasonably likely to (a) have a Material Adverse Effect; or (b) result in material reputational damage to the Borrower, the Group or the Lenders, as determined by the Majority Lenders, acting reasonably. In addition, the Borrower will (and shall ensure that each of its Subsidiaries will) exercise best effort to act in accordance with the Core Labour Standards and the Basic Terms and Conditions of Employment, insofar these are more extensive or onerous than Social Law.

19.8	Taxation

The Borrower shall (and shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (a) payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

19.9	Access

The Borrower shall (and shall ensure that each of its Subsidiaries will) permit the Finance Parties and/or employees, accountants or other professional advisers and contractors of the Finance Parties free access at all reasonable times and on reasonable notice at the cost of the Borrower to (a) inspect and take copies and extracts from the books, accounts and records of each member of the Group; (b) view the premises of each member of the Group; and (c) meet and discuss matters with senior management employees of the Borrower or any Subsidiary of the Borrower.

19.10	Claim Pari Passu

The Borrower shall ensure that at all times its obligations under the Finance Agreements rank at least pari passu in all respects with all the Borrower’s other present and future unsecured and unsubordinated obligations save those obligations mandatorily preferred by law applying to companies generally.

19.11	No illegal or improper payments

The Borrower shall ensure that neither the Borrower nor any of its Subsidiaries or their respective officers, directors or employees acting on its or any Subsidiary’s behalf will offer, give, insist on, receive or solicit any illegal payment or improper advantage to influence the action of any person.

19.12	Use of Proceeds

The Borrower shall use the proceeds of the Utilisations solely for the purposes set out in Clause 3 (Purpose).

19.13	Funding of the Expansion

The Borrower shall procure that all funds utilised for financing the Expansion will not be deemed of illicit origin with regard to French law or the law of the jurisdiction of its incorporation and, in particular but without limitation, are not related to drug trafficking, fraud related to the financial interests of the European Union, corruption, organised crime or terrorism.

19.14	Corporate governance

The Borrower shall (and shall ensure that each member of the Group will) comply in all material respects with the corporate governance guidelines set out in Schedule 6 (Corporate Governance Guidelines).

19.15	Local tax approval

The Borrower will sign all documents, make all filings and perform all other acts, in each case as may be reasonably requested by the Agent in order to obtain an approval letter issued by the competent local tax authority in respect of the withholding tax exemption granted to the Original Lenders, and will deliver to the Agent a copy of the approval letter promptly upon its receipt.

19.16	No illicit origin

The Borrower shall (and shall ensure that each member of the Group will) procure that its share capital is not of illicit origin with regards to French law or the law of the jurisdiction of incorporation of the relevant member of the Group and, in particular, but without limitation, is not related in any way to drug trafficking, fraud related to the financial interests of the European Union, corruption, organized crime or terrorism.

20.	NEGATIVE UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Negative pledge
20.1.1	The Borrower shall not (and shall ensure that neither the Guarantor nor any member of the Group will) create or permit to subsist any Security over any of its assets (including without limitation, shares or equity interest in any of its Subsidiaries).

20.1.2	The Borrower shall not (and shall ensure that neither the Guarantor nor any member of the Group will):
(a)	sell, transfer or otherwise dispose of any of its assets (including without limitation, shares or equity interest in any of its Subsidiaries) on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
20.1.3	Clauses 20.1.1 and 20.1.2 above do not apply to:
(a)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)	any lien arising by operation of law and in the ordinary course of trading;

(c)	any Security over of affecting (or transaction (“Quasi-Security”) described in Clause 20.1.2 above affecting) goods and documents of title to goods arising in the ordinary course of documentary credit transactions entered into by a member of the Group in the ordinary course of trading;

(d)	any Security or Quasi-Security imposed by the taxing authorities of any applicable jurisdiction in respect of any unpaid taxes to the extent that (a) payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld;

(e)	any Security or Quasi-Security arising pursuant to a judgment or order which is being contested in good faith by appropriate proceedings and where adequate reserves are maintained in respect of all claims thereunder (and which does not otherwise constitute an Event of Default);

(f)	any Security over or affecting (or Quasi-Security affecting) any asset acquired by a member of the Group after the date of this Agreement if:
(i)	the Security or Quasi-Security or was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three Months of the date of acquisition of such asset; or
(g)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi Security is created prior to the date on which that company becomes a member of the Group, if:
(i)	the Security was not created in contemplation of the acquisition of the company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of the company; and

(iii)	the Security or Quasi-Security is removed or discharged within three Months of that company becoming a member of the Group.
20.2	Disposals
20.2.1	The Borrower shall not, without the consent of the Lenders (and the Borrower shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

20.2.2	Clause 20.2.1 does not apply to any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of trading of the disposing entity;

(b)	of obsolete assets;

(c)	from one member of the Group (other than the Borrower) to another member of the Group;

(d)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(e)	of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments of the same value for treasury management purposes; or

(f)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (a) to (e) above) does not exceed RMB150,000,000 (or its equivalent in another currency or currencies) in any Financial Year.
20.3	Acquisitions
20.3.1	The Borrower shall not (and shall ensure that no other member of the Group will) acquire any company, business, assets or undertaking.

20.3.2	Clause 20.3.1 does not apply to:
(a)	any acquisition of any asset (other than a company, business or undertaking) in the ordinary course of trading of a member of the Group;

(b)	any acquisition pursuant to an exchange permitted under Clause 20.2.2(d) or 20.2.2(e) (Disposals);

(c)	any acquisition by one member of the Group of the assets of another member of the Group (other than the Borrower);

(d)	the incorporation of a company which on incorporation becomes a member of the Group;

(e)	any acquisition of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments of the same value for treasury management purpose; or

(f)	any other acquisition where the amount of the acquisition cost, when aggregated with the aggregate acquisition cost of any other acquisitions by members of the Group, during that Financial Year, does not exceed RMB150,000,000 (or its equivalent in another currency or currencies).
20.4	Joint ventures
20.4.1	The Borrower shall not (and shall ensure that no member of the Group will):
(a)	acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(b)	transfer any assets to or lend to or guarantee or indemnify or give security for the obligations of a Joint Venture (or agree to transfer, lend, guarantee, indemnify or give security for the obligations of a Joint Venture).
20.4.2	Clause 20.4.1 shall not apply to:
(a)	the acquisition by any member of the Group of any interest in a Joint Venture to the extent permitted under Clause 20.3.2(f) (Acquisitions); or

(b)	to the extent that the acquisition of the interest in that Joint Venture is permitted under Clause 20.3.2(f) (Acquisitions), the transfer of assets (to the extent permitted by Clause 20.2 (Disposals)) to such Joint Venture or the making any loan to, or providing any guarantee or indemnity for the obligations of, a Joint Venture (in each case to the extent permitted by Clause 20.5 (Loans and Guarantees)).

20.5	Loans and Guarantees
20.5.1	The Borrower shall not without the consent of the Majority Lenders (and the Borrower shall ensure that no member of the Group will) make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

20.5.2	Clause 20.5.1 does not apply to:
(a)	guarantees and indemnities granted pursuant to the Finance Documents;

(b)	guarantees and indemnities which are either disclosed in the Original Financial Statements or otherwise in writing to the Original Lenders prior to the date of this Agreement;

(c)	trade credit granted in the ordinary course of trading;

(d)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(e)	any guarantee given by a member of the Group for the Financial Indebtedness of another member of the Group or any other Subsidiary of the Guarantor;

(f)	loans to employees or directors made in the ordinary course of business provided that the aggregate amount of such loans outstanding at any time does not exceed USD 1,000,000 (or its equivalent) at any time;

(g)	subject to Clause 20.5.3, loans made by one member of the Group to another member of the Group or any other Subsidiary of the Guarantor; or

(h)	loans made to any Joint Venture permitted under Clause 20.4 (Joint ventures), provided that the aggregate amount of such loans made in any Financial Year does not exceed RMB20,000,000 (or its equivalent).
20.5.3	The Borrower shall not (and will procure that no member of the Group will) repay or permit the repayment of any outstanding loan made to the Borrower or any other member of the Group by the Guarantor or any Subsidiary of the Guarantor that is not a member of the Group in any financial year if:
(a)	an Event of Default under Clause 21.1 (Non-payment) has occurred and is continuing or would result from the relevant repayment; or

(b)	the Borrower is not in compliance with Clause 18 (Financial Covenants) at the time of the relevant repayment or would not be in compliance with that Clause immediately after the relevant repayment, provided that the Lenders will consider in good faith any request from the Borrower or the Guarantor to waive the restrictions of this Clause 20.5.3 on a case by case basis in respect of specific intercompany loans made to the Borrower utilising the proceeds of third party financing provided to the Guarantor.

20.6	Dividends

The Borrower shall not (and shall ensure that no member of the Group will) pay, make or declare any dividend or other distribution in respect of any Financial Year if a Default has occurred and is continuing.

20.7	Merger

The Borrower shall not (and shall ensure that no other member of the Group will), without consent of the Lenders, enter into any amalgamation, demerger, merger or corporate reconstruction.

20.8	Change in Business

Save as otherwise permitted herein, the Borrower shall not (and shall ensure that no other member of the Group will) make any substantial change to the nature of its present or contemplated business or operations.

20.9	Arms length basis

The Borrower shall not (and shall ensure that no other member of the Group will) enter into or continue business relations with its shareholders, employees and associated companies (including, for the avoidance of doubt, any other member of the Group) except on proper commercial terms negotiated at arms’ length.

20.10	Excluded Activities

The Borrower shall not (and shall ensure that no other member of the Group will) perform any of the excluded activities as listed in Schedule 9 (Excluded Activities).

20.11	Auditors

The Borrower shall ensure that the Auditors remain unchanged unless the Agent agrees to any such change.

20.12	Restrictions on transfers, loans and contributions to Subsidiaries

Notwithstanding anything to the contrary in the remaining provisions of this Clause 20 (Negative undertakings), the Borrower may not:
20.12.1	sell, transfer or otherwise dispose of any asset to;

20.12.2	make any equity investment in or any other contribution towards; or

20.12.3	make any loan or grant any credit to,
any of its Subsidiaries if, after completing the relevant transaction, the aggregate of:
(a)	the amount of all such investments, contributions, loans or credit; and

(b)	the higher of the market value and the consideration of all such sales, transfers and disposals in any Financial Year, would exceed RMB20,000,000.

20.13	No embargoes or terrorism

The Borrower shall not (and shall ensure that no other member of the Group will) enter into business relationships with persons or entities which are on any “watch-list”, “black list” or similar list of the United Nations, the European Union or France in relation to embargoes or the fight against terrorism.

20.14	No corrupt practice

The Borrower shall not (and shall ensure that no other member of the Group will) offer or give to a third party, to request or to obtain the promise or guarantee, directly or indirectly, either for its own benefit or for that of a third party, of any unfair advantage, either pecuniary or otherwise, which constitutes or could constitute a corrupt practice within the meaning of the OECD Convention of December 17, 1997 on the fight against corruption of foreign public officials.

21.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1	Non-payment

The Borrower or the Guarantor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable, unless:
21.1.1	if such failure to pay relates to a payment of scheduled principal or interest, it is caused by an administrative or technical error or problems affecting the banking systems generally and such payment is in any event made within 3 Business Days of its due date; or

21.1.2	in relation to any other failure to pay, the relevant amount is paid within 10 Business Days of its due date.
21.2	Financial covenants

Any requirement of Clause 18 (Financial Covenants) or clause 6 (Financial Covenants) of the Guarantee is not satisfied.

21.3	Other obligations
21.3.1	The Borrower or the Guarantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)).

21.3.2	No Event of Default under Clause 21.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 30 Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
21.4	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower or the Guarantor in the Finance Documents or any other document delivered by or on behalf of the Borrower or the Guarantor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, if the underlying circumstances giving rise to the misrepresentation are capable of remedy, they are so remedied within 30 Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.
21.5	Cross default
21.5.1	Any Financial Indebtedness of any member of the Group or the Guarantor is not paid when due nor within any originally applicable grace period.

21.5.2	Any Financial Indebtedness of any member of the Group or the Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

21.5.3	Any commitment for any Financial Indebtedness of any member of the Group or the Guarantor is cancelled or suspended by a creditor of any member of the Group or the Guarantor as a result of an event of default (however described).

21.5.4	Any creditor of any member of the Group or the Guarantor becomes entitled to declare any Financial Indebtedness of any member of the Group or the Guarantor due and payable prior to its specified maturity as a result of an event of default (however described).

21.5.5	No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 21.5.1 to 21.5.4 in respect of the Group is less than RMB50,000,000 (or its equivalent in any other currency or currencies) or, in respect of the Guarantor, is less than US$10,000,000 (or its equivalent in any other currency or currencies).
21.6	Insolvency
21.6.1	Any member of the Group or the Guarantor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

21.6.2	The value of the assets of any member of the Group or the Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).

21.6.3	A moratorium is declared in respect of any indebtedness of any member of the Group or the Guarantor.
21.7	Insolvency proceedings
21.7.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group or the Guarantor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group or the Guarantor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or the Guarantor or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group or the Guarantor, or any analogous procedure or step is taken in any jurisdiction.

21.7.2	Clause 21.7.1 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement or, if earlier, the date on which it is advertised.
21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group or the Guarantor having an aggregate value of in excess of RMB1,000,000 or its equivalent and is not discharged or stayed within 14 days.

21.9	Unlawfulness

It is or becomes unlawful for the Borrower or the Guarantor to perform any of its obligations under the Finance Documents.

21.10	Repudiation

The Borrower or the Guarantor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11	Governmental Intervention

By or under the authority of any government:
21.11.1	the management of the Borrower or the Guarantor is wholly displaced or the authority of the Borrower or the Guarantor in the conduct of its business is wholly curtailed; or

21.11.2	any of the issued shares or equity interest (as appropriate) of any member of the Group or the Guarantor or the whole or any part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.
21.12	Material adverse change

Any event or circumstance occurs which the Lenders reasonably believe might have a Material Adverse Effect.

21.13	Finance Documents

Any Finance Document or any of its provisions:
21.13.1	ceases to be in full force and effect without the prior consent of the Agent; or

21.13.2	is declared void by any competent authority.
21.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:
21.14.1	cancel the Total Commitments whereupon they shall immediately be cancelled;

21.14.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

21.14.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
22.	CHANGES TO THE LENDERS

22.1	Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may, at any time after the first Utilisation Date, without the consent of the Borrower, the Guarantor or any other Lender:
22.1.1	assign any of its rights; or

22.1.2	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that the consent of the Borrower (such consent not to be unreasonably withheld) will be required for any assignment or transfer to any person that, together with its Affiliates, derives more than one-third of its annual gross revenues (as demonstrated by its most recent annual financial statements) from manufacturing operations relating to solar technologies.

22.2	Conditions of assignment or transfer
22.2.1	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

22.2.2	A transfer will only be effective if the procedure set out in Clause 22.4 (Procedure for transfer) is complied with.
22.3	Limitation of responsibility of Existing Lenders
22.3.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of the Borrower or the Guarantor;

(c)	the performance and observance by the Borrower or the Guarantor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

22.3.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
22.3.3	Nothing in any Finance Document obliges an Existing Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.
22.4	Procedure for transfer
22.4.1	Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

22.4.2	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that the Borrower and the New Lender have assumed and/or acquired the same in place of that the Borrower and the Existing Lender;

(c)	the Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.
22.5	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:
22.6.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

22.6.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

22.6.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group, the Guarantor and Finance Documents as that Lender shall consider appropriate if in relation to Clauses 22.6.1 to 22.6.2 above, the person to whom the information is to be given has entered into a confidentially undertaking in the form adopted by the Loan Market Association from time to time (or such other form as the Borrower may approve).

22.7	Cost of Borrower

If:
22.7.1	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

22.7.2	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to pay a Tax or an increased capital cost, then the Borrower need only pay that Tax or an increased capital cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

23.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without prior written consent of the Lenders.

24.	ROLE OF THE AGENT

24.1	Appointment of the Agent
24.1.1	Each Lender appoints the Agent to act as its agent under and in connection with the Finance Documents.

24.1.2	Each Lender authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
24.2	Duties of the Agent
24.2.1	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

24.2.2	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

24.2.3	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

24.2.4	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Lender (other than the Agent) under this Agreement it shall promptly notify the other Lenders.

24.2.5	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.2.6	The Agent will promptly notify the Lenders of any matters that have been disclosed to it that may lead to a determination under Clause 21.12; provided that the Agent may determine, in its sole discretion, the information of which it is required to notify the Lenders under this Clause and the time periods within which it will notify the Lenders of that information.
24.3	No fiduciary duties
24.3.1	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

24.3.2	The Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
24.4	Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower, the Guarantor or any member of the Group.

24.5	Rights and discretions of the Agent
24.5.1	The Agent may rely on:
(a)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
24.5.2	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(b)	any right, power, authority or discretion vested in any Party, the Lenders or the Majority Lenders has not been exercised.
24.5.3	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

24.5.4	The Agent may act in relation to the Finance Documents through its personnel and agents.

24.5.5	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

24.5.6	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
24.6	Majority Lenders’ instructions
24.6.1	Unless a contrary indication appears in a Finance Document, the Agent shall (a) exercise any right, power, authority or discretion vested in it as Agent and act only in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Lenders.

24.6.2	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

24.6.3	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

24.6.4	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

24.6.5	The Agent is not authorised to act on behalf of a Lenders (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
24.7	Responsibility for documentation

The Agent:
24.7.1	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) the Borrower or any other person given in or in connection with any Finance Document; and

24.7.2	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
24.8	Exclusion of liability
24.8.1	Without limiting Clause 24.8.2 below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

24.8.2	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and, notwithstanding the provisions of Clause 1.4 (Third party rights), any officer, employee or agent of the Agent may rely on this Clause; provided that the consent of any such officer, employee or agent will not be required for any amendment to the Finance Documents.

24.8.3	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
24.9	Lenders’ indemnity to the Agent
24.9.1	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.9.2	The Borrower shall counter-indemnify the Lenders against all payments made by them under this Clause 24.9.
24.10	Resignation of the Agent
24.10.1	The Agent may resign and appoint any of its Affiliates as successor Agent by giving notice to the other Finance Parties and the Borrower.

24.10.2	Alternatively, the Agent may resign by giving notice to the Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Agent.

24.10.3	If no successor Agent has been appointed under Clause 24.10.2 above within 30 days after notice of resignation was given, the Agent may appoint a successor Agent.

24.10.4	The Agent’s resignation notice shall only take effect upon the appointment of a successor Agent.

24.10.5	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

24.10.6	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

24.10.7	After consultation with the Borrower, the Majority Lenders may require the Agent to resign in accordance with Clause 24.10.2 above. In this event, the Agent shall resign in accordance with Clause 24.10.2 above.
24.11	Confidentiality
24.11.1	In acting as agent for the Lenders, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

24.11.2	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
24.12	Relationship with the Lenders
24.12.1	The Agent may treat each Lender as a Lender, entitled to payments under and in accordance with the terms of this Agreement unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

24.12.2	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Costs in accordance with Schedule 5 (Mandatory Cost Formulae).
24.13	Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

24.13.1	the financial condition, status and nature of the Borrower, the Guarantor and each member of the Group;

24.13.2	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

24.13.3	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

24.13.4	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
25.1.1	interfere with the right of any Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

25.1.2	oblige any Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

25.1.3	oblige any Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
26.	SHARING AMONG THE FINANCE PARTIES

26.1	Payments to Finance Parties

If a Lender (a “Recovering Lender”) receives or recovers any amount from the Borrower or the Guarantor other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
26.1.1	the Recovering Lender shall, within five Business Days, notify details of the receipt or recovery, to the Agent;

26.1.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

26.1.3	the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).
26.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower or the Guarantor (as appropriate) and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 27.5 (Partial payments).

26.3	Recovering Lender’s rights
26.3.1	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

26.3.2	If and to the extent that the Recovering Lender is not able to rely on its rights under Clause 26.3.1 above, the Borrower shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.
26.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:
26.4.1	each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay); and

26.4.2	that Recovering Lender’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Lender for the amount so reimbursed.
26.5	Exceptions
26.5.1	This Clause 26 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower or the Guarantor.

26.5.2	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:
(a)	it notified that other Lender of the legal or arbitration proceedings; and

(b)	that other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
27.	PAYMENT MECHANICS

27.1	Payments to the Agent
27.1.1	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at 11 a.m. Amsterdam time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

27.1.2	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

27.1.3	The Borrower shall request from the bank charged with carrying out transfers to the Agent or the Lenders that it correctly records the following information (or any alternative account numbers and/or bank details as may be notified by the Borrower to the Agent in writing by not less than 5 Business Days’ notice) in any funds transfer messages (the section numbers below referring to SWIFT messages under protocol MT 102 and 103):
(a)	Instructing party’s name, address and account numbers (IBAN and SWIFT) (section number 50a), namely:

Baoding Tianwei Yingli New Energy Resources. Co. ltd.

No.3055, Fuxing Middle Road, National New & High-tech Industrial Development Zone, Baoding, PRC

Account number:

IBAN and SWIFT Code:

(b)	Bank and bank address of the instructing party (section number 52a); and

Bank Of China, Baoding Branch, Yuhua Office

(c)	Project Name for the payment (section number 70), namely:

Yingli Solar
27.2	Distributions by the Agent
27.2.1	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement to the relevant accounts referred to below or to such other account with a bank in the principal financial centre of the country of that currency as that Party may notify to the Agent by not less than five Business Days’ notice.

In the case of FMO:	bank account number in the name of Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. with ABN AMRO Bank N.V., New York branch, 335 Madison Avenue, New York, NY 10017, USA, S.W.I.F.T. address: , A.B.A. number: , reference number:

and

In the case of DEG:	Citibank New York, 3849-2573, swift code: / ABA Chips

and

In the case of PROPARCO:	Bank:

CALYON Corporate and Investment Bank — PARIS — France

(Swift : )

RIB :

Iban :

Address : 25, Quai du Président Paul Doumer

92920 PARIS LA DEFENSE cedex

Correspondent :

JP MORGAN CHASE BANK NEW YORK

Bic Swift :

Address : 4 New York Plaza — Floor 15t

New York NY 10004

Number ABA :

Number compte :

Beneficiary : CALYON PARIS

Bic Swift :

Calyon Paris
27.3	Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Clawback
27.4.1	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

27.4.2	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.
27.5	Partial payments
27.5.1	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
27.5.2	The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clauses 27.5.1 (a) to (d) above.

27.5.3	Clauses 27.5.1 and 27.5.2 above will override any appropriation made by the Borrower.
27.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
27.7	Business Days
27.7.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

27.7.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.8	Currency of account
27.8.1	Subject to Clauses 27.8.2 to 27.8.3 below, dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

27.8.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

27.8.3	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

27.9	Change of currency
27.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
27.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
28.	SET-OFF

A Lender may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Lender) against any matured obligation owed by that Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
29.2.1	in the case of the Borrower, that identified with its name below;

29.2.2	in the case of each Lender that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

29.2.3	in the case of the Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3	Delivery
29.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

29.3.2	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

29.3.3	All notices from or to the Borrower shall be sent through the Agent.
29.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5	Electronic communication
29.5.1	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.
29.5.2	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
29.6	English language
29.6.1	Any notice given under or in connection with any Finance Document must be in English.

29.6.2	All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Lender are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determinations

Any certification or determination by a Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

31.	DISCLOSURE

The Borrower is aware of the fact that DEG is a member of the KfW Group and PROPARCO is a member of the AFD Group. Disclosure by DEG and/or PROPARCO of matters relation to the Borrower, the Guarantor and/or the matters set out in the Finance Documents may be required or requested in order to fulfil legal, judicial, supervisory, central risk reporting and controlling or regulatory requirements.

DEG and PROPARCO shall be entitled to disclose confidential information (e.g. any data as to a legal status, business and financial condition, privacy data, etc.) they receive in connection with the Finance Documents to any member of the KfW Group (in the case of DEG) and the AFD Group (in the case of PROPARCO) at any time that DEG or PROPARCO, respectively, are Lenders. DEG will procure that any member of the KfW Group, and PROPARCO will procure that any member of thee AFD Group, to which such confidential information has been disclosed will, with respect to the confidential information, comply with the same confidentiality obligations as DEG or PROPARCO, as appropriate, under this Agreement.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS
34.1	Required consents
34.1.1	Subject to Clause 34.2 (Exceptions):
(a)	any term of this Agreement may be amended or waived with the agreement of the Borrower and the Majority Lenders.

(b)	any term of Guarantee may be amended or waived with the agreement of the Guarantor and the Majority Lenders.
34.1.2	The Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause 34.

34.1.3	The Agent must promptly notify the other Parties of any amendment or waiver effected by it under Clause 34.1.1 above. Any such amendment or waiver is binding on all the Parties.
34.2	Exceptions
34.2.1	An amendment or waiver which relates to:
(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(d)	an increase in, or an extension of, a Commitment or the Total Commitments;

(e)	a release of or change to the Borrower or the Guarantor other than in accordance with the terms of this Agreement;

(f)	a release of the Guarantee other than in accordance with the terms of the Finance Documents;

(g)	a term of a Finance Document which expressly requires the consent of all the Lenders;

(h)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(i)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 7 (Prepayment and cancellation), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the finance parties), Clause 23 (Changes to the Borrower) or this Clause 34, may only be made with the consent of all the Lenders.

34.2.2	An amendment or waiver which relates to the rights or obligations of the Agent may only be made with the consent of the Agent.
35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

37.	ARBITRATION

37.1	Arbitration

Subject to Clause 37.4 (Agent’s option), any dispute (a “Dispute”) arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) shall be referred to and finally resolved by the China International Economic and Trade Arbitration Commission (“CIETAC”) which shall be conducted in accordance with CIETAC’s arbitration rules in effect at the time of applying for arbitration.

37.2	Procedure for arbitration

The arbitral tribunal shall consist of one arbitrator. The seat of arbitration shall be Shanghai or Beijing and the language of the arbitration shall be English.

37.3	Recourse to courts

Save as provided in Clause 37.4 (Agent’s option), the parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

37.4	Agent’s option

Before an arbitrator has been appointed to determine a Dispute, the Agent may by notice in writing to all other parties to this Agreement require that all Disputes or a specific Dispute be heard by a court of law. If the Agent gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 38 (Enforcement).

38.	ENFORCEMENT

38.1	Jurisdiction
38.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

38.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

38.1.3	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:
38.2.1	irrevocably appoints Law Debenture as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

38.2.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.
39.	FOREIGN DEBT CONTROL

39.1	SAFE registration
39.1.1	The Borrower shall effect the foreign debt registration of this Agreement with SAFE within 15 days from the date of this Agreement and promptly thereafter deliver to the Agent a certified copy of the foreign debt registration certificate issued by SAFE.

39.1.2	To the extent so required by the applicable laws and regulations, the Borrower shall effect the foreign debt amendment registration of any amendment of this Agreement with SAFE within 15 days from the date of such amendment is made and promptly thereafter deliver to the Agent a certified copy of the updated foreign debt registration certificate issued by SAFE.
39.2	Verification of payments

The Borrower shall:
39.2.1	submit details of such payment to SAFE for verification before making any payment of interest under any Finance Document;

39.2.2	submit details of such repayment or prepayment to SAFE for verification before making any repayment or prepayment of principal under any Finance Document; and

39.2.3	without prejudice to the generality of the above, comply with the procedures for repayment or prepayment of principal and payment of interest under this Agreement in accordance with the Regulations on the Administration of the Settlement, Sales and Payment of Foreign Exchange promulgated in 1996, or any of its revisions or substitutions under PRC legislation from time to time, to enable all such repayment, prepayment or payment to be made in accordance with the terms of the Finance Documents.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
CONDITIONS PRECEDENT
1.	Borrower
(a)	A copy of the following documents relating to the Borrower:
(i)	its current business license;

(ii)	its current certificate of approval;

(iii)	the approval letter(s) in respect of its establishment;

(iv)	its current articles of association;

(v)	its current joint venture contract; and

(vi)	its current foreign exchange registration certificate.
(b)	The Borrower’s capital verification report(s) evidencing that the Borrower’s registered capital has been paid in full.

(c)	A list of the Borrower’s current directors.

(d)	A copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(e)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (d) above who executes any Finance Document (or any other document entered into or delivered in connection therewith), together with certified copies of the ID cards and/or the passports of such authorised persons.

(f)	A certificate of the Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing, or similar limit binding on the Borrower to be exceeded.

(g)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.	Guarantor

(a)	A copy of the following documents relating to the Guarantor:
(i)	its Certificate of Incorporation;

(ii)	its current Memorandum and Articles of Association;

(iii)	its current Register of Members;

(iv)	its current Register of Directors;

(v)	its current Register of Charges; and

(vi)	a Certificate of Good Standing.
(b)	A list of the Guarantor’s current directors.

(c)	A copy of a resolution of the board of directors of the Guarantor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above who executes any Finance Document (or any other document entered into or delivered in connection therewith).

(e)	A certificate of the Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any limit binding on the Guarantor to be exceeded.

(f)	A certificate of an authorised signatory of the Guarantor certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
3.	Legal opinions
(a)	A legal opinion of Allen & Overy LLP, legal advisers in England and Wales to the Lenders, in form and substance satisfactory to the Lenders.

(b)	A legal opinion of King & Wood, legal advisers in the PRC to the Lenders, in form and substance satisfactory to the Lenders.

(c)	A legal opinion of Walkers Global, legal advisers in Cayman Islands to the Lenders, in form and substance satisfactory to the Lenders.

4.	Other documents and evidence
(a)	Evidence that any process agent referred to in Clause 38.2 (Service of process) has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	A copy of the foreign debt registration certificate issued by SAFE in respect of this Agreement.

(d)	The following financial statements:
(i)	in respect of the Borrower, its Original Financial Statements prepared in accordance with PRC GAAP and its unaudited consolidated quarterly financial statements for its second Financial Quarter of 2008 prepared in accordance with US GAAP; and

(ii)	in respect of the Guarantor, the Guarantor Original Financial Statements and its unaudited consolidated quarterly financial statements for its second Financial Quarter of 2008, both prepared in accordance with US GAAP.
(e)	An intercompany transaction memorandum, including the arrangement of proportionate allocation of orders between the Borrower and Yingli Energy (China) Co. Ltd.

(f)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(g)	Copies of all existing insurance policies required pursuant to Clause 19.4 (Insurance).

(h)	An executed copy of each of the Finance Documents in form and substance satisfactory to the Agent.

(i)	Evidence that amounts advanced under the Facility on the first Utilisation Date will be used for the purposes set out in Clause 3 (Purpose), comprising invoices not older than 4 months from the first Utilisation Date or purchase orders, in each case relating to the Expansion and, together, for an amount in excess of US$50,000,000.

SCHEDULE 2
UTILISATION REQUEST

From:	Baoding Tianwei Yingli New Energy Resources Co., Ltd.

To:	Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V.; and

Société de Promotion et de Participation pour la Coopération économique

Dated:

Dear Sirs
Baoding Tianwei Yingli New Energy Resources Co., Ltd. —
USD 75,000,000 (originally USD 50,000,000) Term Facility Agreement dated 29 August 2008 (as amended and restated) (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan for the sole purpose set out in clause 3 (Purpose) of the Agreement and on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	dollars

Amount:	[ ] or, if less, the Available Facility
3.	We confirm that: (a) each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request; and (b) the previous Loan[s] (if any) drawn down under the Agreement have been applied towards satisfaction of the purpose specified in the Utilisation Request relating to such Loan.
4.	The proceeds of this Loan should be credited on [ ] to our Account:

5.	Name/address of Account-holder:

Account currency

Account No.

Bank/SWIFT code

via (name/address/SWIFT CODE of correspondent bank)

Account No. of beneficiary bank at the correspondent Bank

6.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
Baoding Tianwei Yingli New Energy Resources Co., Ltd.

SCHEDULE 3
FORM OF TRANSFER CERTIFICATE

To:	Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
Baoding Tianwei Yingli New Energy Resources Co., Ltd. —
USD 75,000,000 (originally USD 50,000,000) Term Facility Agreement dated 29 August 2008 (as amended and restated) (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 22.4 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V.

By

SCHEDULE 4
FORM OF COMPLIANCE CERTIFICATE

To:	Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Agent

From:	Baoding Tianwei Yingli New Energy Resources Co., Ltd.

Dated:

Dear Sirs
Baoding Tianwei Yingli New Energy Resources Co., Ltd. —
USD 75,000,000 (originally USD 50,000,000) Term Facility Agreement dated 29 August 2008 (as amended and restated) (the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[insert details of financial covenants and whether the Borrower is in compliance with those covenants.]

3.	[We confirm that no Default is continuing.]

Signed:
Director
of
Baoding Tianwei Yingli New Energy
Resources Co., Ltd.

SCHEDULE 5
MANDATORY COST FORMULAE
1.	The mandatory cost (“Mandatory Cost”) is an addition to the interest rate in relation to the cost of compliance with the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate a rate (the “Additional Cost Rate”) as referred to in paragraph 3. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender if lending from a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans) of complying with the minimum reserve requirements of the European Central Bank.

4.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction in which it resides; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

5.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lenders and shall be entitled to assume that the information provided by any Lender pursuant to paragraph 3 above is true and correct in all respects.

6.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraph 3 above.

7.	Any determination by the Agent pursuant to this Schedule in relation to the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.
The Agent may from time to time, after consultation with the Borrower, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6
CORPORATE GOVERNANCE GUIDELINES
What is corporate governance?
Corporate governance refers to the structures and processes for the direction and control of companies that align the interests of a wide range of different stakeholders such as management, employees, shareholders and creditors. Good corporate governance contributes to sustainable economic development by enhancing the performance of companies and increasing their access to outside sources of capital. Although, the role of each of these stakeholders and their interactions widely vary among countries, a good corporate governance regime helps to assure that companies use their capital efficiently.
FMO clients will benefit from good corporate governance
Corporate governance ultimately is a matter of self-interest for companies. Good corporate governance will enhance a client’s access to capital markets and improve corporate performance.
Access to capital markets. Strengthening investors’ confidence will trigger investors’ appetite to invest. Furthermore, in an increasingly integrated world characterised by highly mobile capital, investors’ expectations for more responsive corporate governance practices are something that companies cannot afford to ignore. International flows of capital enable companies to access financing from a much larger pool of investors and attracts more “patient” long-term capital. Finally, improved corporate governance practices will reduce uncertainty and risks for investors as transparency and predictability increases. This could yield higher business valuations. Adherence to good corporate governance practices: (i) will help improve the confidence of both foreign and domestic investors, (ii) may reduce the cost of capital, and (iii) ultimately will induce more stable sources of financing.
Corporate performance. Good corporate governance helps to ensure that companies take into account the interests of a wide range of constituencies, as well as of the communities within which they operate, and that their boards are accountable to the company and the shareholders. Better governance structures and processes improve decision-making within companies and reduce the occurrence of conflicts between different stakeholders. The best-run companies also recognise that business ethics and corporate awareness of the environmental and societal interest of the communities in which they operate can have an impact on their reputation and long-term.
The importance of good corporate governance to FMO
In addition to the benefits to individual client companies, good corporate governance will help FMO to reduce risks and will make a positive contribution to the development of international capital markets.
Reducing risks. FMO faces not only investment risk, but poor governance or, in the worst cases, corporate scandals also involve a reputational risk. Increased transparency regarding structures, processes and financial results will reduce the likelihood of conflicts among a client’s constituencies.
Development of international capital markets. Improving corporate governance has an impact that goes well beyond the level of individual companies. Strengthening the confidence of investors in a country’s companies and capital markets matters greatly to the long-term competitiveness, overall health and vitality of national economies.
FMO’s approach
FMO supports the private sector in developing countries and emerging markets. FMO’s mission is to contribute to the structural and sustainable economic growth in these countries and, together with the private sector, obtain healthy returns. Therefore, FMO places a strong emphasis on the corporate governance regimes of its clients, as it believes that embracing sound corporate governance principles will be beneficial to all stakeholders of the company. FMO aims to add value to its clients in the area of corporate governance based on the experience we have developed over many years, investing across a wide range of markets and industries. Therefore, FMO reviews the corporate governance regimes of its clients at an early stage, through information request lists and discussions. FMO is able to provide technical support where needed. Additionally, FMO works with its clients to improve corporate governance regimes and jointly develop a “Corporate Governance Action Plan”.
The OECD Principles of Corporate Governance provide the framework for the work of FMO in this area, identifying the key practical issues: the rights and equitable treatment of shareholders, the role of stakeholders, disclosure and transparency, and the responsibilities of the board of directors. The OECD principles form part of a broader international effort to promote increased transparency, integrity and the rule of law. The Principles are non-binding, but merely serve as a reference point. The principles focus on publicly traded companies, but are also a useful tool to improve corporate governance in non-traded companies. The corporate governance framework should ensure that timely and accurate disclosure is made on all material matters regarding the corporation, including the financial situation, performance, ownership, and governance of the company. Furthermore it should ensure the strategic guidance of the company, the effective monitoring of management by the board, and the board’s accountability to the company and the shareholders.
The rights of shareholders
PRINCIPLE: The corporate governance framework should protect shareholders’ rights.
Basic shareholder rights include the right to: (i) secure methods of ownership registration; convey or transfer shares; (iii) obtain relevant information on the company on a timely and regular basis; (iv) participate and vote in general shareholder meetings; (v) elect members of the board; and (vi) share in the profits of the corporation.
Shareholders have the right to participate in, and to be sufficiently informed on, decisions concerning fundamental corporate changes such as: (i) amendments to the statutes, or articles of incorporation or similar governing documents of the company; (ii) the authorisation of additional shares; and (iii) extraordinary transactions that in effect result in the sale of the company.
Shareholders should have the opportunity to participate effectively and vote in general shareholder meetings and should be informed of the rules, including voting procedures, that govern general shareholder meetings: (i) shareholders should be furnished with sufficient and timely information concerning the date, location and agenda of general meetings, as well as full and timely information regarding the issues to be decided at the meeting, (ii) opportunity should be provided for shareholders to ask questions of the board and to place items on the agenda at general meetings, subject to reasonable limitations, and (iii) shareholders should be able to vote in person or in absentia, and equal effect should be given to votes whether cast in person or in absentia.
Capital structures and arrangements that enable certain shareholders to obtain a degree of control disproportionate to their equity ownership should be disclosed.
Markets for corporate control should be allowed to function in an efficient and transparent manner: (i) the rules and procedures governing the acquisition of corporate control in the capital markets, and extraordinary transactions such as mergers, and sales of substantial portions of corporate assets, should be clearly articulated and disclosed so that investors understand their rights and recourse. Transactions should occur at transparent prices and under fair conditions that protect the rights of all shareholders according to their class, and (ii) anti-take-over devices should not be used to shield management from accountability.

Shareholders, including institutional investors, should consider the costs and benefits of exercising their voting rights.
The equitable treatment of shareholders
PRINCIPLE: The corporate governance framework should ensure the equitable treatment of all shareholders, including minority and foreign shareholders. All shareholders should have the opportunity to obtain effective redress for violation of their rights.
All shareholders of the same class should be treated equally: (i) within any class, all shareholders should have the same voting rights. All investors should be able to obtain information about the voting rights attached to all classes of shares before they purchase. Any changes in voting rights should be subject to shareholder vote, (ii) votes should be cast by custodians or nominees in a manner agreed upon with the beneficial owner of the shares, and (iii) processes and procedures for general shareholder meetings should allow for equitable treatment of all shareholders. Borrower procedures should not make it unduly difficult or expensive to cast votes.
Insider trading and abusive self-dealing should be prohibited.
Members of the board and managers should be required to disclose any material interests in transactions or matters affecting the company.
The role of shareholders in corporate governance
PRINCIPLE: The corporate governance framework should recognise the rights of shareholders as established by law and encourage active co-operation between companies and shareholders in creating wealth, jobs, and the sustainability of financially sound enterprises.
The corporate governance framework should assure that the rights of shareholders that are protected by law are respected.
Where shareholder interests are protected by law, shareholders should have the opportunity to obtain effective redress for violation of their rights.
The corporate governance framework should permit performance-enhancing mechanisms for shareholder participation.
Where shareholders participate in the corporate governance process, they should have access to relevant information.
Disclosure and transparency
PRINCIPLE: The corporate governance framework should ensure that timely and accurate disclosure is made on all material matters regarding the company, including the financial situation, performance, ownership, and governance of the Borrower.
Disclosure should include, but not be limited to, material information on: (i) the financial and operating results of the company, (ii) company objectives, (iii) major share ownership and voting rights, (iv) members of the board and key executives, and their remuneration, (v) material foreseeable risk factors, (vi) material issues regarding employees and shareholders, and (vii) governance structures and policies.
Information should be prepared, audited, and disclosed in accordance with high quality standards of accounting, financial and non-financial disclosure, and audit.

An annual audit should be conducted by an independent auditor in order to provide an external and objective assurance on the way in which financial statements have been prepared and presented.
Channels for disseminating information should provide for fair, timely and cost efficient access to relevant information by users.
The responsibilities of the board
PRINCIPLE: The corporate governance framework should ensure the strategic guidance of the company, the effective monitoring of management by the board, and the board’s accountability to the company and the shareholders.
Board members should act on a fully informed basis, in good faith, with due diligence and care, and in the best interest of the company and the shareholders.
Where board decisions may affect different shareholder groups differently, the board should treat all shareholders fairly.
The board should ensure compliance with applicable law and take into account the interests of shareholders.
The board should fulfil certain key functions, including: (i) reviewing and guiding corporate strategy, major plans of action, risk policy, annual budgets and business plans, setting performance objectives, monitoring implementation and corporate performance, overseeing major capital expenditures, acquisitions and divestitures, (ii) selecting, compensating, monitoring and, when necessary, replacing key executives and overseeing succession planning, (iii) reviewing key executive and board remuneration, and ensuring a formal and transparent board nomination process, (iv) monitoring and managing potential conflicts of interest of management, board members and shareholders, including misuse of corporate assets and abuse in related party transactions, (v) ensuring the integrity of the company’s accounting and financial reporting systems, including the independent audit, and that appropriate systems of control are in place, in particular, systems for monitoring risk, financial control, and compliance with the law, (vi) monitoring the effectiveness of the governance practices under which it operates and making changes as needed, and (vii) overseeing the process of disclosure and communications.
The board should be able to exercise objective judgement on corporate affairs independent, in particular, from management: (i) boards should consider assigning a sufficient number of non-executive board members capable of exercising independent judgement to tasks where there is a potential for conflict of interest. Examples of such key responsibilities are financial reporting, nomination and executive and board remuneration, (ii) board members should devote sufficient time to their responsibilities.
In order to fulfil their responsibilities, board members should have access to accurate, relevant and timely information.

SCHEDULE 7
ENVIRONMENTAL AND SOCIAL ACTION PLAN
Introduction
An Environmental & Social Action Plan (ESAP) consists of a set of specific Management, Mitigation and Monitoring measures which a client commits to undertake during implementation and operation of a project. The ESAP is required in order to comply with applicable laws and regulations and to meet the requirements of the IFC Performance Standards.
ESAPs are an essential element of a client’s Management Program, and depending on the nature of the project impacts, will range from a brief description of routine mitigation measures to a series of specific plans. The ESAP will: (i) describe the actions necessary to implement the various sets of mitigation measures or corrective actions to be undertaken; (ii) prioritize these actions; (iii) include the time-line for their implementation; (iv) be disclosed to the affected communities; and (v) describe the schedule and mechanism for external reporting on the client’s implementation of the ESAP.
In FMO’s Environmental and Social (E&S) Sustainability Policy we state that we do not walk away from projects that may have potentially significant adverse environmental or social impacts, but instead look for opportunities to facilitate improvement provided such E&S impacts can be adequately assessed and sufficiently mitigated. Beyond mitigating and managing (potential) adverse E&S impacts, we look to support our clients in achieving and maximising E&S opportunities and benefits in the local communities within which they operate.
We consequently see the ESAP not only as an effective vehicle to ensure that E&S impacts of a project are appropriately managed, but also as a tool to enable development outcomes in the project area. We place great reliance on a client’s capacity to effectively implement an ESAP and to disclose relevant project information to affected communities such that they understand the risks, impacts and opportunities of the project.
The ESAP may include the following components:
a) Management: Effective implementation of an ESAP begins with sound company policies on environmental and social issues and with senior management commitment to their effective implementation. The goal should be to continually improve performance in these areas. This section of the ESAP details the project sponsor’s policies and the arrangements/procedures in place to ensure these policies are implemented effectively and in a timely fashion. To ensure that timely and effective implementation, the ESAP draws on the observations made during the EIA/SIA or EA/SA with regard to the existence, role, and capability of environmental and/or social staff on site. If necessary, the ESAP recommends the establishment or expansion of such units and the training of staff to allow implementation of the recommendations. The ESAP also provides a specific description of the project company’s management arrangements — who is responsible for carrying out the mitigation, management and monitoring measures (for example for operation, supervision, remedial action, financing, reporting, and staff training). To strengthen the project company’s management capability, most ESAPs cover one or more of the following additional topics: (1) technical assistance programs, (2) procurement of equipment and supplies, and (3) organizational changes.
b) Mitigation and Development: The ESAP identifies feasible and cost-effective measures that may reduce potentially significant adverse impacts to acceptable levels and promote development benefits. The plan includes compensatory measures if mitigation measures are not feasible, cost-effective or sufficient. Specifically, the ESAP:
•	identifies and summarizes all anticipated significant adverse impacts;
•	specifies — with technical details — the mitigation or development measure, including the kind of impact to which it relates and the conditions under which it is required (for example continuously or in the event of contingencies), together with designs, equipment descriptions, and operating procedures, as appropriate;
•	estimates any potential impacts of these measures; and
•	provides linkage with any other mitigation plans required for the project.
c) Monitoring: The aim of this section is to identify the information to be provided about key environmental and/or social aspects during project implementation, particularly the impacts of the project and the effectiveness of mitigation measures. Such information enables the project company and FMO to evaluate the success of mitigation as part of project supervision, and allows corrective action to be taken when needed. The ESAP therefore identifies monitoring objectives and specifies the kind of monitoring, with linkages to the impacts assessed in the EIA/SIA of EA/SA reports and the mitigation measures specified in the previous section of this ESAP. Specifically, the monitoring section of the ESAP provides:
•	a specification — with technical details — of monitoring measures, including the parameters to be measured, methods to be used, sampling locations, frequency of measurements, detection limits (where appropriate), and definition of thresholds that will signal the need for corrective action; and
•	monitoring and reporting procedures to (a) ensure early detection of conditions that necessitate particular mitigation measures, and (b) furnish information on the progress and results of mitigation. As a minimum. FMO requires annual monitoring reports — these should be submitted to the Investment Officer no later than 90/120 days after the end of the project company’s fiscal year.
d) Implementation Schedule and Cost Estimates: For all three elements (Management, Mitigation and Monitoring), the ESAP should provide (a) an implementation schedule for measures that must be carried out as part of the project, showing phasing, the persons responsible and coordination with overall project implementation plans; and (b) the capital and recurrent cost estimates and sources of funds for implementing the ESAP.
e) Integration of ESAP with Project: The Company’s (as defined below) decision to proceed with a project, and FMO’s decision to support it, are predicated in part on the expectation that the ESAP will be executed effectively. Consequently, FMO expects the plan to be specific in its description of the individual mitigation and monitoring measures and its assignment of responsibilities, and it must be integrated into the project’s contracts and overall planning, design, budget and implementation. Such integration is achieved by establishing the ESAP within the project so that the plan will receive the necessary resources and supervision along with the other components.
f) Consultation and Disclosure: The ESAP should include any measures the Company will take to achieve ongoing information of and consultation with interested and affected parties (IAPs) by the project as outlined in the Public Consultation and Disclosure Plan (PCDP).

Outline
ENVIRONMENTAL & SOCIAL ACTION PLAN
Baoding Tianwei Yingli New Energy Resources Co., Ltd (the “Company”) commits itself to the actions as specified below, within the specified deadlines, and declares that the resources specified below have been allocated.
MANAGEMENT ACTION PLAN
Issue: ENVIRONMENTAL MANAGEMENT

				Staff	Allocated
Management Measure:			Ranking[1]	Responsible	Resources	Deadline
1.	The Company does have an ISO 14001 certified environmental management system, based on local law.

	•	Action: Update the current ISO 14001 certification system to be compliant with the World Bank/IFC Performance Standards.				30 Jun ‘09

2.	Poly-Silicon suppliers have the potential for severe environmental pollution. The Company does annually audit their suppliers to verify compliance of EHS standards.

	•	Action: The Company to provide the Facility Agent with a copy of the next annual audit report, detailing the audit findings and the agreed mitigation action between Yingli and the suppliers.				30 Jun ‘09

	•	Action: Amend the internal Procurement Policy/procedure for all the Poly-Silicon suppliers, to include: (1) environmental and social requirements (compliance with law) in the purchase agreements, and (2) consideration of the outcome of the annual audits in the selection of suppliers.				30 Jun ‘09

[1]	High; Medium; Low

Issue: HUMAN RESOURCES MANAGEMENT

				Staff	Allocated
Management Measure:			Ranking	Responsible	Resources	Deadline
3.	The Company has a well developed Human Resources (HR) Policy and management system. With little effort, the Company can certify their system on an international recognized standard.

	•	Action: The Company will either (a) obtain SA 8000 Certification from an accredited institution or (b) obtain an independent labor audit (as defined in item 11) from this E&S Action Plan.				30 Jun ‘09

4.	No appropriate community grievance mechanism exists.

	•	Action: Set up an appropriate public Grievance Mechanism, including a proper documentation trial of comments logging and follow-up action undertaken. Communicate the existence of the Public Grievance Mechanism to the surrounding communities in an appropriate manner.				30 Jun ‘09

MITIGATION ACTION PLAN
Issue: ENVIRONMENTAL AND HEALTH & SAFETY MITIGATION ACTIONS

					Staff	Allocated
Mitigation Measure:				Ranking[2]	Responsible	Resources	Deadline
5.	The Company is a leader in environmental management in China, and has to comply with all Chinese environmental and health and safety related legislation.

	•	Action: Provide the Facility Agent with a copy of relevant authorities’ written approval of the following documents:					30 Jun ‘09

		o	Final completion Inspection for Project of Manufacturing 100MW/a Solar Silicon Cell from Local EPB; (approval by local EPB)

		o	Work Safety Plan for the 100 MW and the 400 MW expansion project (approval by local Work Safety Bureau and Fire Brigade).

6.	There are a number of non-compliances identified of the current Hazardous Materials Management, which holds potentials risks (refer to ESD Sinosphere Report items 3.4.3. and 3.4.4. pg 20).

	•	Action: Develop a Hazardous Materials Management system (in accordance with local Chinese law and IFC’ EHS Guidelines) covering the complete handling process, including transportation, storage, usage and disposal.					30 Jun ‘09

[2]	High; Medium; Low

MITIGATION ACTION PLAN

				Staff	Allocated
Mitigation Measure:			Ranking[2]	Responsible	Resources	Deadline
7.	The monitoring result of domestic wastewater indicates that Ammonia levels are outside IFC Standards.

	•	Action: Measures to be developed to treat and monitor discharge of ammonia, to be in compliance with IFC standards.				30 Jun ‘09
Issue: HUMAN RESOURCES MITIGATION ACTIONS

				Staff	Allocated
Mitigation Measure:			Ranking[3]	Responsible	Resources	Deadline
8.	Guaranteed payment of minimum wage to all employees is a fundamental consideration for the lenders.					Before disbursement

	•	Action: The Company must provide the lenders with an official statement (letter), signed by the Director Human Resources, confirming that minimum wages (as laid down by Chinese Law) are guaranteed to all employees at all times.

	•	Action: The Company must develop an alternative system for disciplinary practices without wage deductions.				30 Jun ‘09

9.	Guaranteed payment of social insurances for all employees is a fundamental consideration for the lenders. Currently approx. 20% of staff are without social insurance, due to lack of documentation.

	•	Action: As priority the Company must take required actions to ensure that all documentation is obtained from the relevant employees, and ensure social insurance premiums are paid in full.				30 Jun ‘09

[3]	High; Medium; Low

MITIGATION ACTION PLAN

				Staff	Allocated
Mitigation Measure:			Ranking[3]	Responsible	Resources	Deadline
	•	Action: The new recruitment procedure (for employees for the new plant) should include a practical mechanism that ensures that new employees provide relevant documentation to the company as a priority, for inclusion in the social insurance payments.				30 Jun ‘09

10.	The new premises is built on land where people have been displaced. Although they have been compensated by government, they have lost their economic livelihood. The Company is in a position to provide employment opportunities with the new expansion plant.

	•	Action: With the new recruitment process for the expansion plant, provide employment opportunities for the replaced farmers, as far as practically possible.				30 Jun ‘09

MONITORING ACTION PLAN
Issue: ENVIRONMENTAL AND SOCIAL MONITORING

				Staff	Allocated
Monitoring Measure:			Ranking[4]	Responsible	Resources	Deadline
11.	Compliance with Chinese Labour legislation (IFC PS 2) referring to the core labour standards is a fundamental consideration for the lenders, for approval of the loan.				See footnote below

	•	Action: The Company to appoint an independent consultant (approved by the lenders) to audit the company’s labour conditions and standards on compliance with local law (and the related ratified ILO Conventions). The Company to provide the lenders with a copy of the audit report within 1 month after completion of the audit.				30 June ‘09

	•	Action: After the above audit, an independent labour audit to be repeated at least for three times within the duration of the loan, unless the company is SA 8000 certified. If any of the labour audits at the discretion of the lenders have unsatisfactory results, the frequency of the labour audit may be increased to at least once annually.				To be determined by lenders

12.	With reference to item 6 of this ESAP, the Company has to develop a hazardous materials management system in accordance with local Chinese law and IFC’ EHS guidelines, covering the complete handling process, including transportation, storage, usage and disposal.				See footnote below

	•	Action: the Company to appoint an independent consultant (approved by the Lenders) to audit if the hazardous materials management system is in compliance with the local law and IFC EHS guidelines.				30 June ‘09

	•	Action: The same independent consultant to verify acceptable completion of all ESAP action, and provide the lenders with this audit report within 1 month after completion.
Monitoring cost: The Company and the Lenders agree to a cap the monitoring costs of independent consultants for which the Company will be liable to EUR20,000 for all audits mentioned in items 11 and 12 of the Environmental and Social Action Plan; provided that this cap does not apply to any investigations or visits conducted in the circumstances contemplated by Clause 19.6.2

[4]	High; Medium; Low

SCHEDULE 8
FORM OF ENVIRONMENTAL AND SOCIAL MONITORING REPORT
How to use this form?
This document aims to provide practical information on how to compile an annual environmental and social monitoring report (AMR) for submission to FMO. We suggest that you read through the entire document before you start to complete the individual sections. This will allow you to determine which reporting references are applicable to you (and therefore which sections need your closest attention). You will also need to decide which person/persons are best placed to complete this form - both technical and management information is required.
What do the terms “environment” and “social” cover?
FMO defines the terms “environment” and “social” to include environmental and health & safety issues, as well as labour relations, including labour rights & conditions and impacts on local communities or other relevant stakeholders, on social and cultural infrastructure, and on cultural heritage. To remind you of this, we have tended to use the term “environment and social” throughout this document. Remember, however, that you only need to report on the specific issues that are relevant to you.
Why do you need to complete this form?
FMO requires annual monitoring reports in order to determine whether its investments are meeting the environmental and social requirements agreed during investment negotiations. These requirements are outlined in the Investment Agreement and its annexes.
When should you complete this form?
FMO requires that annual monitoring reports are completed and returned within the same deadline period as your financial annual report.
What information is to be included?
When you first complete an annual monitoring report, please respond to all questions/requirements relevant to you. In subsequent years, you may wish to report only on those areas that have been subject to change (for example the latest monitoring data or new pollution control equipment). If photographs can assist in highlighting a particular issue, please attach them to the report.
Where can you get assistance?
If you need additional guidance in relation to the environmental monitoring report, please contact FMO.
How should you proceed?
1.	Read through the list of Reference Documents.
2.	If any of the documents are missing, obtain them from your FMO contact before completing the report. Reference will be made in these documents to the entities you are required to report on.
3.	When you have all the references, please complete the Report for the required entities. Use this format (electronically) or write your own version of the Report. If your institution already has an Environmental & Social Report, please submit that report and add information on the missing items required by FMO.
4.	Return the report to your FMO contact person, who will forward it to the Environment & Social Review Unit.
Thank you for you co-operation
To ensure this report reaches us, please mail it to your regular FMO contact.
If you have any questions concerning the content of this report, please send an e-mail to environment.social@fmo.nl or your contact person at the Environmental & Social Review Unit.

Reference Documents for the Annual Environmental and Social Monitoring Report
The following documents form the basis for your reporting requirements. If you do not have a copy of any of them, please obtain a copy from your FMO contact person before proceeding:
Investment Agreement
The Investment Agreement contains environmental and social covenants and sections referring to environmental and social issues. Please report on the action that your organization has taken to address them. Table 1 provides a suggested reporting format.
Performance Standards
These specific standards would be mentioned in or attached to the Investment Agreement. If there are specific requirements or issues which you have not reported on elsewhere in this document (for example the Resettlement Action Plan), please detail them. Detail any questions or concerns you have.
Environmental and/or Social Guidelines
These may be environmental and/or social guidelines specific to your industrial sector or a general environmental guideline. The ones relevant to you would normally be attached to the Investment Agreement. Please review the guidelines and, in particular, any data monitoring requirements specified (for example for atmospheric emission limits). The tables set out in the report provide a suggested reporting format for atmospheric emissions data and effluent (wastewater) data respectively. Do not repeat information already provided in the ESAP.
Health and Safety Guidelines
This is a general guideline applicable to all FMO investments and would normally be attached to the Investment Agreement. Provide a status report based on the key requirements of the guideline. For this purpose, there are tables in the report providing a reporting format.

Environmental and/or Social Action Plan
Verify whether an Environmental and/or Social Action Plan (ESAP) was required for your project (often as an annex to the Investment Agreement). Compile a status report for the actions listed in the ESAP. Clearly indicate whether (1) actions have been completed and (2) original target dates have been revised. Specify any constraints that may prevent any further progress (for example lack of resources).
Environmental and/or Social Management System
Verify whether an Environmental and/or Social Management System (ESMS) was required for your project (often mentioned in the Investment Agreement). Please provide information on developments regarding procedures, data collection, management structure, training of staff, etc. If your institution has received ISO 14.000, ISO 9000 or an SA8000 certification, please include a copy of the certificate.
Once you have obtained all the relevant reference documents, please complete this form

Glossary of Terms
ESAP:	Environmental and/or Social Action Plan
ESMS:	Environmental and/or Social Management System
RAP:	Resettlement Action Plan
ISO:	International Standardization Organization
SA8000:	the International Social Accountability Standard
HSE:	Health, Safety and Environment (also known as SHE)
FMO:	Financieringsmaatschappij voor Ontwikkelingslanden
NGO:	Non-Governmental Organizations
CBO:	Community-based Organization
WBG:	World Bank Group
GV:	Government
A:	Actual (emissions)
E:	Estimated (emissions)

FMO
Annual Environmental and Social Monitoring Report
Section 1 — Basic Information
Company
Address

Community
		Environmental Co-ordinator		Liaison/External Affairs
	HSE Manager	or HS(E) Officer	Human Resource Manager	Officer
Name
Title
E-mail
Tel. no.
Fax no.
The reporting period covered by this Environmental & Social Monitoring Report is      :      (month/year — month/year)
If the reporting entity is not identical to the company as indicated above, please specify it here:

Section 2 — Project Status
Current Project Status o Design o Construction o Expansion       o Operation o Closure o Other (specify)
If the project is at the construction or expansion stage, is the original completion date (i.e. the one specified in the Investment Agreement) still accurate? ☐ YES      /      ☐ NO If no, please indicate the revised completion date:
List any key developments that have taken place in relation to the project during the reporting period. This might include such things as (1) changes to the status of the project (for example from construction to operation), (2) an increase or decrease in production capacity or labour force, (3) new management, buildings or equipment and (4) land acquisition/expansion.
As a result of these changes, have any new management procedures been introduced or modifications made to existing systems?
☐  YES / ☐ NO
This might include such things as storage and handling procedures for new chemicals, operating processes for waste water treatment, or the introduction of personal protective equipment such as safety gloves or hearing protection. In the social field, it might include changes in the composition of the labour force (ratio of permanent to contract/casual workers), in labour conditions (workers’ representation, remuneration, working hours), procedures for upcoming retrenchment, or plans for community liaising (including communication strategy and public consultation).

Section 3 — Environmental & Social Policy
Was there any change in the environmental, human resources or community liaison policy of the company during this reporting period?
☐ YES ☐ NO If yes, please provide the latest policy statements.
     Section 4 — Information Exchange
The purpose of this section is to help FMO understand who requests information from you on environmental or social issues (and for what purpose). This information may allow us to match our requests for information to those of other parties.
Are the Environmental Co-ordinator and the Human Resource Manager or the Community Liaison/External Affairs officer specified in Section 1 also responsible for compiling environmental or social information and records for other parties (for example government regulators)? ☐YES ☐NO If no, please specify the name/names of the relevant person/persons:

Are you subject to government control regarding compliance with any local or national environmental /public health legislation or labour/social security/human rights legislation? This might include such things as government monitoring of permit or licence conditions, visits/inspections, or requests for information for review. If yes, please provide details — for example who undertakes the assessment and the date of the last assessment. Please attach copies of relevant documents (for example letters, monitoring reports, government notices).
Have you consulted or provided any information on environmental or social issues to local communities during this reporting period (i.e. communities living in the vicinity of your facility and any other communities impacted by your activities?) If yes, please specify what was provided (for example a report, an invitation to an open day, an update letter) and to whom it was distributed.
Please also specify any outcome (for example minutes of meetings or the community’s response).
Did you provide this information voluntarily, or were you requested to provide it? If you were requested to provide it, please specify who made the request (for example a local government official, a non-governmental organization (NGO) or a community-based organization(CBO).
Has any “third party” — such as a local, national or international environmental or human rights group, journalist, or trade union body — requested that you provide information to them during this reporting period? If yes, please provide details regarding the information requested, your response and any outcome. Please attach any relevant documentation (for example letters, responses, reports).

Section 5 — Environmental, Health & Safety and Social Management
Environmental, Health & Safety Management
Were there any improvements in environmental or safety procedures, quality of environmental or safety data, improvement of measurements during this reporting period?
Please detail below any occupational health or HIV/AIDS monitoring programs which you conducted this year. This may include routine checkups on employees (please specify frequency) or more specific studies (for example monitoring worker exposure to a chemical used in a particular production process).
Please detail below any environmental or health and safety training programs, including on HIV/AIDS prevention & management, that you conducted this year. Please provide details (for example on the focus of the training, who attended and whether training will be repeated).

Please detail below any emergency preparedness & response drills that you conducted this year. Please provide details (for example on the focus of the drills, who participated and whether the drills will be repeated).
What environmental, health and safety practices (including for HIV/AIDS) or measures do you require of contractors working at your site?
Have any environmental or health & safety audits been performed in the last year (for example ISO 14.000 audits)? If so, please provide a summary of the audit report.
Social Management
Have there been any improvements in procedures, quality of data, etc., regarding human resource management and/or community liaison activities during this reporting period?
Did you provide any training on the company social policy (for example on workers’ rights, discrimination on the work floor, equal remuneration, child labour, community relations)?
Please provide details (for example on the focus and duration of the training, who attended and whether training will be repeated).

Have you dialogued with or consulted workers’ representatives (for example through a trade union or workers’ council) during the last reporting period? Please detail the frequency, the topics discussed and any follow-up.
Did your company agree on a new CLA (Collective Labour Agreement) during the last reporting period? If the CLA is available in English, French, Spanish or Portuguese, please attach a copy. In the case of other languages, please attach and provide a summary in English.
Have any social audits been performed in the last year (for example SA 8.000 audits)? If so, please provide a copy of the audit report (or a summary).
Section 6 — Significant Incidents
Have any incidents occurred during this reporting period which have (1) caused environmental damage, (2) caused casualties or damage to human health, and/or (3) attracted the attention of outside parties? The table below lists a number of examples. Please specify any such incidents on a separate sheet and attach photographs, newspaper articles or any other supporting information that is relevant.

Table 1: Significant Incidents at the work place and in the dormitories

Incident	Date	Description1)
Fire, explosion etc.

Chemical or oil spill

Pollution release into atmosphere

Pollution release into water

Pollution release into soil/groundwater

Warnings or summonses from government regulatory authorities

Legal action

Fines, penalties or increased permit charges

Labour disputes, strikes, violent confrontations with workers

Lay-offs, mass redundancies

Acquisition of land involving expropriation and/or resettlement or involving dispute over access to natural resources (for example water)

Incident	Date	Description1)
Damage to, intrusion into, or destruction of natural habitats (for example drainage of wetlands, land clearance, significant erosion), including, but not limited to protected areas (nature reserves, national or regional parks, indigenous or tribal reserves etc.)

“Chance finds” of cultural property on site. (Such finds are usually made during excavation/construction and involve archaeological remains.)

Negative attention on the part of the media, NGO, scientific group or of any other interest group or expert

Complaints or protests from local communities or CBOs (community-based organizations)

Others (please specify)

1)	Please describe in detail on a separate sheet and attach photographs, newspaper articles or any other relevant information.

Table 2: Personal Incident Data (with an example entry in italics)

	Number of	Number of
	Incidents	Incidents	Incident Rate (#
	of all	involving young	of incidents/# of
Issue	workers	worker (16-18)	workers)	Comments & follow-up1)

	for instance:	For instance:	for instance:	for instance
	5	2	1/250 = 0.004	Crush injury to employee during offloading. Broken ribs requiring hospital treatment. Preventive measures applied.
Fatalities2)

Serious Injuries3)

Lost Time Accidents4)

Incidents involving evacuation5)

Compensation claims6)

1)	Specify details on a separate sheet.

2)	Please provide details, including how the accident happened, the cause of death, any follow-up (investigation, compensation, prevention of re-occurrence).

3)	Serious injuries are those requiring emergency or hospital treatment. Please provide details, including how the accident happened, the nature of the injury and any follow-up (treatment, investigation, compensation, prevention of re-occurrence).

4)	Lost time accidents are those where employees required more than one day off work to recover, but the injury was more temporary in nature (for example sprains and cuts).

5)	Please detail any fires, spillage or other emergencies that required total or partial evacuation of the site, as well as any follow-up (emergency response, remediation measures, prevention of re-occurrence).

6)	Please detail any compensation claims filed by workers or unions in relation to industrial injuries or health problems, and compensation measures actually taken (financial or otherwise, for example assistance in retraining or finding other work).

Section 7 — Environmental Data
During this reporting period, were there any improvements in processes (including production processes), technical equipment or treatment facilities that resulted in reduced emissions or less waste to be disposed of? ☐ YES / ☐ NO If yes, please specify.
Table formats are provided below for reporting emissions data. These are structured to reflect the data requirements for World Bank Group Environmental, Health & Safety Guidelines. If you are reporting data in respect of national/local regulations, you may need to adjust the format. If you require assistance in completing this section, please call FMO.
Table 3: Atmospheric Emissions Data (with an example entry in italics)

		Regulatory or	Mean	Frequency of	Monitoring data
Pollutant/Parameter	Source1)	Guideline Limit2)	Concentration3) 4)	Monitoring	compiled by

for instance:	for instance:	for instance:	for instance:	for instance:	for instance:
Particulates	Main boiler stack	50 mg/Nm3 (GV)	26 mg/Nm3 (E)	Quarterly	Our consultant

1)	Emissions from significant sources should be reported. Significant sources include any sources specifically mentioned in the Investment Agreement or supporting documentation (such as the EAP/CAP), or those regulated by the authorities.

2)	Please specify the unit (for example mg/Nm3) or, in the case of total emission limits, the maximum permitted (quantified, for example as tons/annum). Please also indicate whether this is a government limit (GV) or a World Bank guideline value (WB). Please report data in the same units as those specified for the government or World Bank limit.

3)	If total emission limits rather than concentrations are your compliance criteria, please record your actual emissions for the reporting period in the column marked Mean Concentration.

4)	Please indicate whether the data is actual monitoring data (A) or an estimate (E). If an estimate, please provide details on how the estimate was produced. If based on actual monitoring, please provide a copy of the monitoring report.

Table 4: Effluent (Wastewater) Data (with an example entry in italics)

Regulatory or
		Guideline	Mean	Frequency of	Monitoring data
Pollutant/Parameter	Source1)	Limit2)	Concentration3) 4)	Monitoring	compiled by

for instance:	for instance:	for instance:	for instance:	for instance:	for instance:
pH	Treatment Plant	6 — 9 (FMO)	8.2(A)	Monthly	In-house laboratory

1)	Effluents from significant sources should be reported. Significant sources include any sources specifically mentioned in the Investment Agreement or supporting documentation (such as the EAP/CAP), or those regulated by the government.

2)	Please specify the unit, for example mg/l or, in the case of total emission limits, the maximum permitted (quantified, for example as kg/day). Please try to report data using the units specified in the guideline. Please also indicate whether this is a government limit (GV) or a World Bank guideline value (WB).

3)	If total effluent limits rather than concentrations are your compliance criteria, please record your actual effluent volume for the reporting period in the column marked Mean Concentration.

4)	Please indicate whether the data is actual monitoring data (A) or an estimate (E). If an estimate, please provide details on how the estimate was produced. If based on actual monitoring, please provide a copy of the monitoring report.

Table 5: Solid Waste Data (with an example entry in italics)

Monitoring data
Waste Description	Source	Harmful Components	Destination	Frequency of disposal	compiled by

	for instance:				for instance:
for instance:	Wastewater Treatment	for instance:	for instance:	for instance:	Treatment Plant
Sludge	Plant	Mineral oil	incineration	Monthly	Operator

Table 6: Changes in handling & storage of hazardous substances (with an example entry in italics)

	Previous	Previous	New way of	New max.
Name, description	means of storage:	max. quantity:	storage:	quantity:	Used for:

for instance:	for instance:	for instance:	for instance:	for instance:	for instance:
HCl, 10%	1m3 cubitainers	4 m3	10 m3 tank	10 m3	disinfecting

Section 8 — Social Data
A. Did any changes occur during this reporting period with respect to “core labour rights”, for example in terms of employing forced/bonded labour or child labour, in terms of discrimination, or in terms of workers’ organisation or collective bargaining? Did they result, for example, in changed working conditions so that employees are no longer free (physically or financially) to leave the workplace or terminate their jobs, for example changed recruitment protocol hampering age checks, for example change in rules and regulations that infringes rights of certain categories of employees (for example women or pregnant women, people with HIV/AIDS, ethnic/religious minorities), or, for example, creation/dissolving of a workers’ council or drawing up of a new collective labour agreement (CLA). ☐ YES/☐ NO If yes, please specify.
A table format is provided below for reporting changes in core labour rights. Data only need to be entered if changes did occur during this reporting period. If the requirements for completing this section are unclear, please call FMO for assistance.

Table 7: Changes in Core Labour Rights (with clarification in italics)

Changes
Core Labour Right	Y/N	Specification1)
Forced/Bonded Labour
Have any changes led to improved or worsened forced/bonded labour practices?
Child Labour
Have any changes led to improved or worsened child labour employment practices?
Discrimination
Have any changes led to improved or worsened discrimination practices?
Workers’ Organisation & Collective Bargaining
Have any changes led to improved or worsened workers’ organisation or collective bargaining?

1)	If necessary, please describe in detail on a separate sheet and attach photographs, government decrees/regulations or any other relevant information.

B. What are the “conditions of employment” during this reporting period, for example in terms of remuneration, working hours, or contracting of employees? Have any changes resulted in, for example, reduced income for all employees or for certain groups of employees (for example women), an increase in overtime, or substantial changes in the ratio of people working on certain labour contracts? ☐ YES                          /                     ☐ NO If yes, please specify.
A table format is provided below for reporting conditions of employment. If the requirements for completing this section are unclear, please call FMO for assistance.
Table 8: Conditions of Employment (with clarification in italics)

	Positions and age group	Previous	New
Condition of Employment	(young workers)	Situation	Situation	Specification1)
Remuneration	—
Lowest wage groups	—
Working Hours
- regular
- overtime

	Positions and age group	Previous	New
Condition of Employment	(young workers)	Situation	Situation	Specification1)
- shifts
Labour Force Composition
- number of young workers (16-18 years)
- number of casual workers
- number of temporary contract workers
- number of permanent contract workers
- number of subcontracted/outsourced workers

1)	If necessary, please describe in detail on a separate sheet and attach photographs, government decrees/regulations articles or any other relevant information.

C. Did any changes in “health & safety procedures/conditions” take place during this reporting period, for example in terms of regulations, inspections, training, staffing, medical testing, facilities, accident trend analysis, personal protective equipment, housing arrangements, or physical working conditions? Did they result in any improvements or worsening in personal health & safety for all employees or for certain groups of employees? ☐ YES ☐ NO If yes, please specify.
Two table formats are provided below for reporting changes in health & safety procedures/conditions. If the requirements for completing this section are unclear, please call FMO for assistance.
Table 9: Changes in Health & Safety Procedures/Conditions (with clarification in italics)

Health & Safety issue	Changes Y/N	Specification1)
Regulations
municipal or national
Health & Safety inspections
Training of Personnel in
- health & safety programs/programs)
- emergency preparedness & response plan
Health & Safety Staffing

Health & Safety issue	Changes Y/N	Specification1)
- Management level
- Operational level
Medical Testing
- upon recruitment
- during employment
- HIV/AIDS
Sanitary Facilities
Medical Facilities
Analysis of Trends in Injuries/Illnesses
Personal Protective Equipment (PPE)
Dormitory/Housing Camp Arrangements

1)	If necessary, please describe in detail on a separate sheet and attach photographs, government decrees/regulations articles or any other relevant information.

Table 10: Data on Health & Safety Conditions (with clarification in italics)

		Regulatory or		Frequency of	Monitoring data
Parameter	Location	Guideline Limit1)	Actual level3)	Monitoring	compiled by

For instance: toluene	for instance:	for instance:	for instance:	for instance:	for instance:
concentration	coating application area	50 ppm (GV)	26 ppm (A)	Quarterly	Our consultant
Air quality

substance:

—

Noise	—

—

Ambient temperature	—

—

Radiation	—

—

Other:

—

1)	Please specify the unit (for example mg/Nm3) or, in the case of total emission limits, the maximum permitted (quantified, for example, as tons/annum). Please also indicate whether this is a government limit (GV) or a World Bank guideline value (WB). Please report data in the same units as those specified for the government or World Bank limit.

2)	If total emission limits rather than concentrations are your compliance criteria, please record your actual emissions for the reporting period in the column marked Mean Concentration.

3)	Please indicate whether the data is actual monitoring data (A) or an estimate (E). If an estimate, please provide details on how the estimate was produced. If based on actual monitoring, please provide a copy of the monitoring report.

D.	If the sponsor or the contractor employs young employees an annual health check is required to ensure that the work they perform is not hazardous to their health and development. Young workers are often defined as being between 16 and 18 year, but the age definition of young workers may vary according to national legislation.
Please use the below table to report on the outcome of the annual health check for young employees. If the requirements for completing this section are unclear, please call FMO for assistance.
Table 11: Annual Health Check for young workers (with clarification in italics)

Identified health problems and
amount of workers identified with	Change in health trends since	Preventive measures adopted for each	Amount of young workers having
such diseases	last year	health problem identified	received a health check

	I.e. 3 less workers suffering from		I.e. 3 machine operators
I.e. respiratory problems (5 workers)	reparatory problems	I.e. Longer breaks, improved air quality	2 harvest workers

E. In some cases it is deemed necessary that adult workers (above 18) are given an annual health check. Only workers who perform hazardous or physical heavy work may be given a yearly health check. However, in some cases all workers are given an annual health check.
Please use the below table to report on the outcome of the annual health check for employees. If the requirements for completing this section are unclear, please call FMO for assistance.
Table 12: Annual Health Check for all workers if applicable (with clarification in italics)

Number of young workers having
Identified health problems and			received a health check (Please define
amount of workers identified with	Change in health trends since	Preventive measures adopted for each	according to position at the work
such diseases	last year	health problem identified	place)

	I.e. 3 less workers suffering from		I.e. 3 machine operators
I.e. respiratory problems (5 workers)	reparatory problems	I.e. Longer breaks, improved air quality	2 harvest workers

Section 9 — Supplementary Data
A table format is provided below for reporting supplementary data. It is structured to reflect any requirements — other than those already specified in previous sections — that your organization and FMO may have agreed upon in the Investment Agreement. If you need assistance in completing this section, please call FMO.
Table 11: Supplementary Data

Operation(s)
Topic	involved	Requirement	Result/Status	Data compiled by

Section 10 — Other Information and Feedback
Please list any other information that FMO should be aware of. This may relate to broader environmental issues, labour relations or community initiatives within your company (or at other sites), positive media or NGO attention, training initiatives, management system initiatives (for example ISO 14001, ISO 9000 or SA8000) or cost savings through process efficiency. FMO is eager to hear about success stories!
Please also use this section of the report to give us feedback. Some examples of the types of issue we would like your response to are listed below.
Can you work with the environmental and social requirements of FMO or do you need additional assistance (for example training)?
How can we improve the support we give you? Please make suggestions.
If you contacted FMO during this reporting period for assistance, did you receive a satisfactory response? If not, please detail the reasons why.

Section 11 — Signature

Name:	Date:

Position:	Phone:

Signature:	E-mail:

SCHEDULE 9
EXCLUDED ACTIVITIES
The Borrower shall not finance any activity involving:
1.	Production or activities involving forced labour[1] or child labour[2].

2.	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

3.	Production or trade in3:
a.	weapons and munitions;

b.	tobacco; and

c.	hard liquor.
4.	Gambling, casinos and equivalent enterprises[4].

5.	Any business relating to pornography or prostitution.

6.	Trade in wildlife or wildlife products regulated under CITES[5].

7.	Production or use of or trade in hazardous materials such as radioactive materials[6], unbounded asbestos fibres and products containing PCBs[7].

8.	Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.

9.	Drift net fishing in the marine environment using nets in excess of 2.5 km in length.

10.	Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[8] and other hazardous substances subject to international phase-outs or bans.

11.	Significant[9] conversion or degradation of Critical Habitat[10].

12.	Production and distribution of racist and anti-democratic media.

13.	Significant alteration, damage, or removal of any critical cultural heritage[11].

14.	Relocation of Indigenous Peoples[12] from traditional or customary lands.

[1]	Forced labour means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined by ILO conventions.

[2]	Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights Conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.

[3]	This applies when these activities are a substantial part of the Borrower’s or the Guarantor’s primary operations.

[4]	This applies when these activities are a substantial part of the Borrower’s or the Guarantor’s primary operations.

[5]	CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.

[6]	This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any other equipment where EFP considers the radioactive source to be trivial and/or adequately shielded. Additionally, FMO will finance the mining and enrichment of uranium ores for nuclear energy and other non-military use, but will not finance the production of high enrichment (weapons grade) uranium in countries that have signed and ratified and are honouring the Treaty on the Non-Proliferation of Nuclear Weapons.

[7]	PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.

[8]	Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in “holes in the ozone layer”. The Montreal Protocol lists ODs and their target reduction and phase-out dates.

[9]	Significant conversion or degradation means the (1) elimination or severe diminution of the integrity of a habitat caused by a major, long-term change in land or water use; or (2) modification of a habitat that substantially reduces the habitat’s ability to maintain viable population of its native species.

[10]	Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the World Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.

[11]	Critical cultural heritage consists of (i) the internationally recognized heritage of communities who use, or have used within living memory the cultural heritage for long-standing cultural purposes; and (ii) legally protected cultural heritage areas, including those proposed by host governments for such designation.

[12]	The term “Indigenous Peoples” is used in a generic sense to refer to a distinct social and cultural group possessing the following characteristics in varying degrees:
(i)	self-identification as members of a distinct indigenous cultural group and recognition of this identity by others;

(ii)	collective attachment to geographically distinct habitats or ancestral territories in the project area and to the natural resources in these habitats and territories;

(iii)	customary cultural, economic, social, or political institutions that are separate from those of the dominant society or culture; and

(iv)	an indigenous language, often different from the official language of the country or region.

SIGNATURES
THE BORROWER
BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD.
By:

Address:	No. 3055, Fuxing Middle Road National New & High-tech Industrial Development Zone Baoding, PRC 071051

Fax:	+86 213 8929800
THE ORIGINAL LENDERS
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.
By:

Address:	Anna van Saksenlaan 71, 2593 HW The Hague The Netherlands

Fax:	+31 70 32461 87
DEG — DEUTSCHE INVESTITIONS — UND ENTWICKLUNGSGESELLSCHAFT MBH
By:

Address:	Kämmergasse 22, 50676 Köln/Cologne Federal Republic of Germany

Fax:	+49 221 4986 1290
SOCIÉTÉ DE PROMOTION ET PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE
By:

Address:	5, rue Roland Barthes, 75598 Paris cedex 12 France

Fax:	+33 1 5344 3838

THE AGENT
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.
By:

Address:	Anna van Saksenlaan 71, 2593 HW The Hague The Netherlands

Fax:	+31 70 32461 87

SIGNATORIES TO SUPPLEMENTAL AGREEMENT
THE BORROWER
BAODING TIANWEI YINGLI NEW ENERGY RESOURCES CO., LTD.

By:	/s/ Zongwei Li

Address:	No. 3055, Fuxing Middle Road
National New & High-tech Industrial Development Zone
Baoding, PRC 071051

Fax:	+86 213 8929800
THE INITIAL LENDERS
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.

By:	/s/ J.J. Reinking, Manager, Business Development Asia
/s/ S.E.L. Leijten, Manger Finance Team

Address:	Anna van Saksenlaan 71,
2593 HW The Hague
The Netherlands

Fax:	+31 70 32461 87
DEG — DEUTSCHE INVESTITIONS — UND ENTWICKLUNGSGESELLSCHAFT MBH

By:	/s/ Gerhard von Werthern, First Vice President, Manufacturing Industry/Services
/s/ Yves Ehlert, Vice President, Manufacturing Industry/Services

Address:	Kämmergasse 22,
50676 Köln/Cologne
Federal Republic of Germany

Fax:	+49 221 4986 1290
THE NEW LENDER
SOCIÉTÉ DE PROMOTION ET PARTICIPATION POUR LA COOPÉRATION ÉCONOMIQUE

By:	/s/ Phillippe Bassery, Deputy CEO

Address:	5, rue Roland Barthes,
75598 Paris
cedex 12
France

Fax:	+33 1 5344 3838

THE AGENT
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.

By:	/s/ J.J. Reinking, Manager, Business Development Asia
/s/ S.E.L. Leijten, Manger Finance Team

Address:	Anna van Saksenlaan 71,
2593 HW The Hague
The Netherlands

Fax:	+31 70 32461 87